UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
SCHEDULE 14A
(RULE 14a-101)
SCHEDULE 14A INFORMATION
Proxy Statement Pursuant to Section 14(a) of
the Securities Exchange Act of 1934 (Amendment No.             )

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Staples, Inc.
(Name of Registrant as Specified In Its Charter)
(Name of Person(s) Filing Proxy Statement, if other than the Registrant)
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STAPLES, INC.
500 Staples Drive
Framingham, Massachusetts 01702
______________________________________________________________________

Notice of Annual Meeting of Stockholders to be held
on June 3, 2013
______________________________________________________________________

The Annual Meeting of Stockholders of Staples, Inc. will be held at Marlowe Hotel, 25 Edwin H. Land Blvd., Cambridge, Massachusetts on June 3, 2013 at 4:00 p.m., local time, to consider and act upon the following matters:

(1)	To elect thirteen members of the Board of Directors to hold office until the next Annual Meeting of Stockholders or until their respective successors have been elected or appointed.

(2)	To approve, on an advisory basis, named executive officer compensation.

(3)	To ratify the selection by the Audit Committee of Ernst & Young LLP as Staples' independent registered public accounting firm for the current fiscal year.

(4)	To act on two stockholder proposals, if properly presented.

(5)	To transact such other business as may properly come before the meeting or any adjournment or postponement thereof.
Stockholders of record at the close of business on April 8, 2013 will be entitled to notice of and to vote at the meeting or any adjournment or postponement thereof.

By Order of the Board of Directors,

Michael T. Williams
Framingham, Massachusetts April 12, 2013
IT IS IMPORTANT THAT YOUR SHARES BE REPRESENTED AT THE ANNUAL MEETING. THEREFORE, WHETHER OR NOT YOU EXPECT TO ATTEND THE ANNUAL MEETING, PLEASE SUBMIT YOUR PROXY (1) OVER THE INTERNET, (2) BY TELEPHONE OR (3) BY MAIL. FOR SPECIFIC INSTRUCTIONS, PLEASE REFER TO THE QUESTIONS AND ANSWERS BEGINNING ON THE FIRST PAGE OF THE PROXY STATEMENT AND THE INSTRUCTIONS ON THE PROXY CARD RELATING TO THE ANNUAL MEETING.
"STREET NAME" HOLDERS WHO PLAN TO ATTEND THE MEETING WILL NEED TO BRING A COPY OF A BROKERAGE STATEMENT REFLECTING THEIR STOCK OWNERSHIP IN STAPLES, INC. AS OF THE RECORD DATE.

STAPLES, INC.
500 Staples Drive
Framingham, Massachusetts 01702
______________________________________________________________________

PROXY STATEMENT
For the Annual Meeting of Stockholders on June 3, 2013
______________________________________________________________________

This proxy statement is furnished in connection with the solicitation of proxies by the Board of Directors ("Board") of Staples, Inc. ("we," "Staples" or the "Company") for use at the Annual Meeting of Stockholders ("2013 Annual Meeting" or the "Annual Meeting") to be held on June 3, 2013 beginning at 4:00 p.m., local time, at Marlowe Hotel, 25 Edwin H. Land Blvd., Cambridge, Massachusetts and at any adjournment or postponement of that meeting. On or about April 24, 2013, we are either mailing or providing notice and electronic delivery of these proxy materials together with an annual report, consisting of our Annual Report on Form 10-K for the fiscal year ended February 2, 2013 (the "2012 fiscal year") and other information required by the rules of the Securities and Exchange Commission (the "2012 Annual Report").
______________________________________________________________________

IMPORTANT NOTICE REGARDING THE AVAILABILITY OF PROXY MATERIALS
For the Annual Meeting of Stockholders on June 3, 2013
        This proxy statement and our 2012 Annual Report are available for viewing, printing and downloading at www.proxyvote.com.
        You may request a copy of the materials relating to our annual meeting, including the proxy statement, form of proxy for our 2013 Annual Meeting and the 2012 Annual Report, at www.proxyvote.com, or by sending an email to our Investor Relations department at investor@staples.com or by calling (800) 468-7751.
______________________________________________________________________

INFORMATION ABOUT THE ANNUAL MEETING, VOTING AND OTHER STOCKHOLDER MATTERS
What is the purpose of the Annual Meeting?
At our Annual Meeting, stockholders will act upon the matters outlined in the accompanying notice of meeting, including:
•to elect thirteen directors;
•to approve, on an advisory basis, named executive officer compensation;

•	to ratify our independent registered public accounting firm; and

•	to consider two stockholder proposals, if properly presented.
Stockholders may also consider such other business as may properly come before the meeting.
Who is entitled to vote?
Only stockholders of record at the close of business on the record date, April 8, 2013, are entitled to receive notice of the Annual Meeting and to vote their shares of our common stock at the meeting, or any postponement or adjournment of the meeting. Holders of shares of our common stock are entitled to one vote per share and all votes will be confidential.
Who can attend the meeting?
All stockholders as of the record date, or their duly appointed proxies, may attend the meeting. Please note that if you hold your shares in "street name" (through a bank, broker or other nominee), you will need to bring a copy of a brokerage statement reflecting your stock ownership in Staples as of the record date to be allowed into the meeting. You may obtain directions to the location of our 2013 Annual Meeting by writing, emailing or calling our Investor Relations department at 500 Staples Drive, Framingham, Massachusetts 01702, email: investor@staples.com, or telephone: (800) 468-7751.
What constitutes a quorum?
The presence at the meeting, in person or by proxy, of a majority of the shares of our common stock outstanding on the record date will constitute a quorum, permitting business to be conducted at the meeting. As of the record date, 668,499,635 shares of our common stock were outstanding and entitled to vote. Proxies that are received and marked as abstentions and broker non-votes (where a broker or nominee does not exercise discretionary authority to vote on a matter) will be included in the calculation of the number of shares considered to be represented at the meeting.
How do I vote?
If you received a paper copy of these proxy materials, included with such copy is a proxy card or a voting instruction card from your bank, broker or other nominee for the Annual Meeting. If you received a notice of Internet availability of proxy materials, the notice will contain instructions on how to access and review the proxy materials online and how to obtain a paper or electronic copy of the materials, which will include the proxy statement, the 2012 Annual Report and a proxy card or voting instruction card, as well as instructions on how to vote either at our Annual Meeting, over the Internet, by telephone or by mail.
If you are a stockholder as of the record date and attend the meeting, you may personally deliver your completed proxy card or vote in person at the meeting. If you complete, sign and return your proxy card, it will be voted as you direct. If the shares you own are held in "street name" that person, as the record holder of your shares, is required to vote your shares according to your instructions. Your bank, broker or other nominee will send you directions on how to vote those shares.
What if I sign and return my proxy or instruction form but do not provide voting instructions?
If no choice is specified on a signed proxy card, the persons named as proxies will vote:

•	"FOR" the election of all director nominees (and any substitute nominees selected by our Board if any present nominees should withdraw);

•	"FOR" the approval, on an advisory basis, of named executive officer compensation;

•	"FOR" the ratification of Ernst &Young as our independent registered public accounting firm;

•	"AGAINST" the stockholder proposals; and

•	On any other matters properly brought before the Annual Meeting, in accordance with the best judgment of the named proxies.
If the shares you own are held in "street name" as noted above, under applicable stock exchange rules, if you do not give instructions to your bank, broker or other nominee, it will still be able to vote your shares with respect to certain "discretionary" items, but will not be allowed to vote your shares with respect to certain "non-discretionary" items. In the case of "non-discretionary" items, the shares that do not receive voting instructions will be treated as "broker non-votes." The only item at the 2013 Annual Meeting that is "discretionary" is the ratification of Ernst &Young as our independent registered public accounting firm. The other items are "non-discretionary."
Can I submit a proxy over the Internet or by telephone?
If you are a registered stockholder (meaning you hold your stock in your own name), you may submit a proxy over the Internet by following the instructions at www.proxyvote.com or by telephone by calling (800) 690-6903. Proxy submissions over the Internet or by telephone are valid under Delaware law. If your shares are held in "street name," you will need to contact your bank, broker or other nominee to determine whether you will be able to submit a proxy over the Internet or by telephone.
Can I change my proxy after I return my proxy card?
Yes. Any proxy may be revoked by a stockholder at any time before it is exercised at the Annual Meeting by delivering to our Corporate Secretary a written notice of revocation or a duly executed proxy bearing a later date, or by voting in person at the meeting.
What is the vote required to approve each matter?
Election of Directors.    A nominee will be elected as a director at the Annual Meeting if the votes cast "for" such nominee exceed the votes cast "against" such nominee, as long as the only director nominees are those individuals set forth in this proxy statement.
Named Executive Officer Compensation.    The affirmative vote of the holders of shares of our common stock representing a majority of the votes cast on the matter is required to approve the named executive officer compensation. This proposal is an advisory vote and is non-binding. Although no action is required to be taken, even if approved by a majority of votes cast, our Compensation Committee of our Board of Directors considers the results of the voting in making future compensation decisions for our named executive officers.
Independent Registered Public Accounting Firm.    The affirmative vote of the holders of shares of our common stock representing a majority of the votes cast on the matter is required for the ratification of the selection of Ernst & Young LLP as our independent registered public accounting firm for the current fiscal year. This proposal is non-binding.
Non-Binding Stockholder Proposals. The affirmative vote of the holders of shares of our common stock representing a majority of the votes cast on the matter is required to approve each of the non-binding stockholder proposals. Because each of the stockholder proposals are non-binding resolutions, we will not be required to take the requested action if a proposal is approved; however, we will reevaluate our recommendation if such proposal is approved.
A “majority of votes cast” means the number of “FOR” votes exceeds the number of “AGAINST” votes. Therefore, a proxy marked “Abstain” with respect to any proposal will not have any effect on the outcome of the vote on that proposal and, similarly, broker non-votes will not be counted as votes cast with respect to such proposal and therefore will have no effect on the outcome of the vote on that proposal.
Are there other matters to be voted on at the meeting?
As of the date of this proxy statement, our Board does not know of any other matters which may come before the meeting, other than the matters described in this proxy statement and the deadline under our bylaws for submission of matters by stockholders has passed. Should any other matter requiring a vote of our stockholders arise and be properly presented at the Annual Meeting, the proxy for the Annual Meeting confers upon the persons named in the proxy and designated to vote the shares discretionary authority to vote, or otherwise act, with respect to any such matter in accordance with their best judgment.
        Our Board encourages stockholders to attend the Annual Meeting. Whether or not you plan to attend, you are urged to submit your proxy. Prompt response will greatly facilitate arrangements for the meeting and your cooperation is appreciated. Stockholders who attend the Annual Meeting may vote their stock personally even though they have sent in their proxies. If you hold your shares in street name, you must request a legal proxy from your bank, broker or nominee if you would like to vote at the Annual Meeting.

Solicitation
All costs of soliciting proxies on behalf of the Board will be borne by Staples. D.F. King & Co., Inc. has been retained to assist in soliciting proxies at a fee of $13,000, plus expenses. We also have engaged Broadridge Investor Communication Solutions to serve as the inspector of elections and to assist us with planning and organizational matters, along with certain ministerial services, in connection with the proxy solicitation process at a cost of approximately $5,000. In addition to solicitations by mail, our directors, officers and employees, without additional remuneration, may solicit proxies by telephone, electronic communication and personal interviews. Brokers, custodians and fiduciaries will be requested to forward proxy soliciting material to the owners of stock held in their names, and we will reimburse them for their related out-of-pocket expenses.

Stockholder Proposals
Other than the stockholder proposals set forth in this proxy statement, we did not receive any other stockholder proposals or nominations for director candidates that must be presented at our 2013 Annual Meeting. The proposals were received prior to December 24, 2012, the deadline for stockholders who wished to present proposals and wanted such proposals to be included in the proxy materials. In accordance with our by-laws, in order for a stockholder to present a proposal or nominate a director candidate for election at our 2013 Annual Meeting but not have such proposal included in the proxy materials, the stockholder must have provided us with advance written notice by March 6, 2013. If a stockholder gives us notice of a proposal or nomination after the March 6, 2013 deadline, the stockholder will not be permitted to present the proposal or nomination to the stockholders for a vote at the 2013 Annual Meeting.
Stockholders who intend to present proposals at our 2014 Annual Meeting and want us to include such proposals in our proxy materials relating to that meeting should contact our Corporate Secretary. Such proposals must be received at our principal corporate offices at 500 Staples Drive, Framingham, Massachusetts 01702 not later than December 26, 2013 and must be in compliance with applicable laws and Rule 14a-8 under the Securities Exchange Act of 1934 in order to be considered for possible inclusion in the proxy statement and form of proxy for our 2014 Annual Meeting.

If a stockholder wishes to present a proposal or nominate a director candidate for election at our 2014 Annual Meeting and the proposal or nomination is not intended to be included in our proxy statement for such meeting, the stockholder must give us advance notice and provide the information required by our by-laws, including but not limited to, information regarding the identity of the stockholder or beneficial owner, their holdings in Staples securities, agreements or compensation relating to such nomination or matter, and any derivatives or other arrangements to mitigate risk or change voting power. If a stockholder gives notice of such a proposal or nomination after the applicable deadline, the stockholder will not be permitted to present the proposal or nomination to the stockholders for a vote at the meeting. For our 2014 Annual Meeting, our Corporate Secretary generally must receive such a notice at 500 Staples Drive, Framingham, Massachusetts 01702 not later than 90 days and no earlier than 120 days prior to the first anniversary of our 2013 Annual Meeting. However, if the date of our 2014 Annual Meeting is more than 30 days before or more than 70 days after such anniversary date, notice by the stockholder must be received no earlier than 120 days prior to the 2014 Annual Meeting and not later than the later of (i) the 90th day prior to the 2014 Annual Meeting and (ii) the tenth day following the day on which public announcement of the date of the 2014 Annual Meeting is made or notice for the 2014 Annual Meeting was mailed, whichever occurs first.

Householding of Annual Meeting Materials
Some banks, brokers and other nominee record holders may be participating in the practice of "householding" proxy statements, annual reports and notices of Internet availability of proxy materials. This means that only one copy of our proxy statement, annual report or notice of Internet availability of proxy materials may be sent to multiple stockholders in a household, which helps us reduce our printing costs and postage fees and helps the environment by conserving natural resources. However, we will promptly deliver a separate copy of these documents to you if you write, email or call our Investor Relations department at 500 Staples Drive, Framingham, Massachusetts 01702, email: investor@staples.com, or telephone: (800) 468-7751. If you want to receive separate copies of the proxy statement, annual report or notice of Internet availability of proxy materials in the future, or if you are receiving multiple copies and would like to receive only one copy for your household, you should contact your bank, broker, or other nominee record holder, or you may contact us at the above address, email or phone number.

Electronic Delivery of Stockholder Communications
If you received a hard copy of your Annual Meeting materials by mail, we encourage you to conserve natural resources, as well as help us reduce our printing and mailing costs, by signing up to receive or access your stockholder communications via e-mail. To sign up for electronic delivery or access, visit www.proxyvote.com. Your electronic delivery or access enrollment will be effective until you cancel it, which you may do at any time by following the procedures described at the website listed above. If you have questions about electronic delivery or access, please write, email or call our Investor Relations department at 500 Staples Drive, Framingham, Massachusetts 01702, email: investor@staples.com, or telephone: (800) 468-7751.

Securities and Exchange Commission Filings
We file annual, quarterly and current reports, as well as other information with the Securities and Exchange Commission ("SEC"). You may read and copy any document that we file with the SEC at its Internet website at www.sec.gov or at its Public Reference Room at 100 F Street, N.E., Washington, DC 20549. If you would like to receive a copy of our Annual Report on Form 10-K for our 2012 fiscal year, or any of the exhibits listed therein, please call or submit a request in writing to Investor Relations, Staples, Inc., 500 Staples Drive, Framingham, MA 01702, telephone (800) 468-7751, and we will provide you with the Annual Report without charge.

BENEFICIAL OWNERSHIP OF COMMON STOCK
The following table sets forth the beneficial ownership of our common stock held as of April 8, 2013 by each person who is known by us based on schedule 13G filings to beneficially own more than 5% of the outstanding shares of our common stock, and as of April 8, 2013 by (1) each current director and nominee for director; (2) each of the named executive officers listed in the Summary Compensation Table included elsewhere in this proxy statement; and (3) by all current directors and executive officers as a group:

Name of beneficial owner	Number of Shares beneficially owned (1)		Number of shares acquirable within 60 days (2)	Percentage of common stock beneficially owned (3)
5% Stockholders (4)
BlackRock, Inc. (5) 40 East 52nd Street New York, NY100222	56,637,268		—	8.47%
FMR, LLC (6) 82 Devonshire Street Boston, MA 02109	43,906,028		—	6.57%
Pzena Investment Management, LLC (7) 120 West 45th Street, 20th Floor New York, NY 10036	39,176,664		—	5.86%
Directors, Nominees for Director and Named Executive Officers
Basil L. Anderson	202,440	(8)	91,367	*
Arthur M. Blank	139,585		118,367	*
Joseph G. Doody	439,749		864,975	*
Drew G. Faust	32,635		—	*
Justin King	44,487		82,367	*
Christine T. Komola	107,957	(9)	150,940	*
John J. Mahoney	277,673		2,046,194	*
Carol Meyrowitz	55,718		77,867	*
Michael A. Miles, Jr.	515,238		1,904,267	*
Rowland T. Moriarty	442,841	(10)	136,367	*
Robert C. Nakasone	334,641	(11)	158,867	*
Demos Parneros	473,894	(12)	939,975	*
Ronald L. Sargent	2,343,113	(13)	4,193,447	*
Elizabeth A. Smith	52,351		41,954	*
Robert E. Sulentic	97,060	(14)	82,367	*
Raul Vazquez	—		—	*
Vijay Vishwanath	59,310		86,867	*
Paul F. Walsh	210,757	(15)	158,867	*
All current directors and executive officers as a group (21 persons)	5,940,500		11,135,055	2.51%

*Less than 1%

(1) Each person listed has sole investment and/or voting power with respect to the shares indicated, except as otherwise noted. The inclusion herein of any shares as beneficially owned does not constitute an admission of beneficial ownership. Amounts listed in this column do not reflect shares issuable upon the exercise of stock options available on April 8, 2013 or within 60 days thereafter.
(2) Reflects shares issuable upon the exercise of stock options available on April 8, 2013 or within 60 days thereafter.
(3) Number of shares deemed outstanding includes 668,499,635 shares of our common stock outstanding as of April 8, 2013 and any options for shares that are exercisable by such beneficial owner on April 8, 2013 or within 60 days thereafter.
(4) Ownership percentages were obtained from Schedule 13G filings and reflect the number of shares of common stock held as of December 31, 2012.

(5) As set forth in a Schedule 13G filed on January 30, 2013, BlackRock, Inc. had, as of December 31, 2012, sole dispositive power and sole voting power with respect to all of the shares.
(6) As set forth in a Schedule 13G filed on February 14, 2013, FMR, LLC had, as of December 31, 2012, sole dispositive power and sole voting power with respect to all of the shares.
(7) As set forth in a Schedule 13G filed on February 7, 2013, Pzena Investment Management, LLC had, as of December 31, 2012, sole dispositive power and sole voting power with respect to all of the shares.
(8) Includes 12,000 shares owned by Mr. Anderson's wife.
(9) Includes 14,028 shares owned by the John A. Komola Trust and 67,001 shares owned by the Christine T. Komola Trust.
(10) Includes 25,235 shares owned by Dr. Moriarty's children, of which Dr. Moriarty disclaims beneficial ownership and 200,000 shares owned by Movex, LLC, which is owned by two Moriarty family trusts.
(11) Includes 165,085 shares owned by the Robert C. Nakasone Trust and 98,814 shares owned by Nakasone Capital LLC.
(12) Includes 337,974 shares owned by the Demos Parneros Revocable Trust and 2,717 shares that may be distributed from a 401(k) plan account.
(13) Includes 43,577 shares owned by Sargent Family LLC, 758,964 shares owned by the Ronald L. Sargent Revocable Trust, 19,313 shares owned by the Jill Sargent Irrevocable Trust, 19,313 shares owned by the Ronald L. Sargent Irrevocable Trust, 619,174 shares owned by Sargent Partners LLC and 138,825 shares owned by Ronald L. Sargent 2011 Grantor Retained Annuity Trust. Includes 5,506 shares owned by the Sargent Family Foundation of which Mr. Sargent disclaims beneficial ownership. Also includes 2,817 shares that may be distributed from a 401(k) plan account.
(14) Includes 300 shares held by Mr. Sulentic's daughter.
(15) Includes 247 shares held by Paul F. Walsh, IRA and 171,787 shares held by the Walsh Family Trust.

CORPORATE GOVERNANCE

Highlights
We are committed to following best practices of corporate governance that are in the best interests of our business and all of our stockholders. We believe we have been on the leading edge in our efforts to reach out to stockholders to discuss their views, and we believe that we have a consistent track record of listening and being thoughtfully responsive to feedback. Over the years, after considering best practices, governance trends and stockholder input, we pro-actively adopted many important governance initiatives, such as majority voting, an enhanced political contributions policy, a compensation recoupment policy and Staples Soul, which reflects our commitment to a number of important policies relating to ethics, community, the environment and diversity.
Corporate Governance Outreach Program

We have been conducting a formal corporate governance outreach program for many years. In the fall, we solicit feedback from our institutional investors, labor unions, pension funds, corporate social responsibility investors and proxy advisory groups to hear their perspectives on various governance matters, our executive compensation program, sustainability and other matters of interest to our stockholders. In the spring, we may also engage in conversations to discuss matters on the agenda for the annual meeting. In 2012, we approached stockholders representing approximately 50% of our shares and engaged in a constructive dialogue with stockholders representing more than 30% of our shares to learn about their concerns and hear their perspectives. The results were shared with our Nominating and Corporate Governance Committee and Compensation Committee, as well as with the entire Board of Directors. We believe that the outreach program is very beneficial to our understanding of the issues that are important to our stockholders and also highlights for us stockholders' divergent opinions.
Recent Corporate Governance Enhancements

•
Changes to our Executive Compensation Program. To focus our executives on the key priorities of our strategic plan, our Compensation Committee made significant changes to our compensation program for fiscal 2013. These changes include increasing the percentage of compensation that is performance-based or “at risk,” re-tooling the goals to prioritize sales growth, incorporating a relative TSR performance measure and, overall, streamlining the long term incentive program into a single element of performance shares. These changes, which align with feedback we received from our stockholders, are discussed in more detail in the "Compensation Discussion & Analysis" section of this proxy statement.

•
Stockholder Action by Written Consent. In 2012, we amended our certificate of incorporation to allow stockholders to act by majority written consent. The amendment represented a thoughtful response to the votes of stockholders at our 2010 and 2011 annual meetings in favor of a stockholder proposal requesting this right, and incorporates valuable stockholder input, including on appropriate procedural safeguards, received in the course of our corporate governance outreach program.

•
Enhanced Disclosures Under our Political Contributions Policy. In response to increasing general interest in corporate political activities, our Board proactively revised our political contributions policy in 2012 from reporting solely on monetary political contributions from corporate funds to also providing disclosures of the amounts attributed to political activities of our material trade associations and our lobbying activities.

•
Chief Culture Officer. In our ongoing commitment to responsible corporate citizenship, Staples created a new role of Chief Culture Officer in 2012. This individual is tasked to drive improved associate engagement and to coordinate Staples' approach to corporate responsibility. The person will also champion our approach to ethics, environmental sustainability, community relations, and diversity and inclusion. In addition, our Chief Culture Officer serves as President of the Staples Foundation, our non-profit philanthropic organization.

You can learn more about our current corporate governance principles and review our Corporate Governance Guidelines ("Guidelines"), committee charters, Corporate Political Contributions and Government Activity Policy Statement, Code of Ethics and other significant policies at www.staples.com in the Corporate Governance section of the Investor Information portion of our website. We comply with the corporate governance requirements imposed by the Sarbanes-Oxley Act, SEC and NASDAQ Stock Market. We will continue to modify our policies and practices to meet ongoing developments in this area. While we have discussed many features of our corporate governance principles in other sections of this proxy statement, some of the highlights are:
Stockholder Features

•	Annual Election of Directors. Our directors are elected annually for a term of office to expire at the next annual meeting (subject to the election and qualification of their successors).

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Majority Voting.  Under our by-laws, in uncontested elections, our directors are elected if the votes cast "for" the director's election exceed the votes cast "against" the director's election. If an incumbent director in an uncontested election does not receive the required number of votes "for" his or her election, our Guidelines provide that such incumbent director must tender his or her resignation from our Board.

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No Stockholder Rights Plan.  We do not currently have a stockholder rights plan in effect. Our Board has adopted a stockholder rights plan policy under which we will adopt a stockholder rights plan only if the plan has been approved by stockholders either in advance or within 12 months of its adoption by our Board.

•	No Supermajority Provisions in our Certificate of Incorporation. We have no supermajority voting requirements under our certificate of incorporation.

•	Right of Stockholders to Call Special Meetings. Our by-laws provide that stockholders who own in the aggregate 25% or more of our outstanding stock may call special meetings.

•	Majority Written Consent. As described above, our stockholders now have the right to act by majority written consent.

Board Features

•	Independent Board. Our Board is comprised of all independent directors, except for our Chief Executive Officer ("CEO").

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Annual Review of Board Leadership Structure.  As described in more detail below, every year our Board evaluates its leadership structure and based on a recommendation from the Nominating and Corporate Governance Committee determines whether there should be an independent Chairperson of the Board or an independent Lead Director.

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Strong Lead Director Role.  Among many other responsibilities, our independent Lead Director ensures that independent directors meet in executive sessions, coordinates the annual performance review of our CEO, and works with the Chairperson of the Board to establish the agenda for each Board meeting. Additional information about the responsibilities of our independent Lead Director can be found under the section of this proxy statement called "Board Leadership Structure".

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CEO Evaluation. Every year the independent Board members participate in our CEO's evaluation. The evaluation is done in executive sessions, without him being present. It is led by our independent Lead Director and the Chair of the Nominating and Corporate Governance Committee. The evaluation is also used by the Compensation Committee in determining compensation for the CEO.

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Succession Planning Process.  As required by our Corporate Governance Guidelines, our Nominating and Corporate Governance Committee continually reviews succession planning as it relates to the CEO.   To assist in this process, the CEO prepares an annual report on succession planning for himself and other key senior leadership positions.  The report is part of a proactive enterprise wide annual talent management process.  In addition, on a continuing basis, the CEO is required to provide recommendations regarding his successors should he become disabled. Periodically, the Nominating and Corporate Governance Committee also engages consultants for succession planning strategy and to identify external candidates.

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Independent Board Committees.  All members of our Audit, Compensation, Finance and Nominating and Corporate Governance Committees are independent directors, and none of such members receives compensation from us other than for service on our Board of Directors or its committees.

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Committee Authority to Retain Independent Advisors.  Each of the Audit, Compensation, Finance and Nominating and Corporate Governance Committees has the authority to retain independent advisors, with all fees and expenses to be paid by Staples.

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Audit Committee Policies and Procedures.  Under its charter, the Audit Committee's prior approval is required for all audit services and non-audit services (other than de minimis non-audit services as defined by the Sarbanes-Oxley Act) to be provided by our independent registered public accounting firm. In conjunction with the Audit Committee, we have adopted policies prohibiting (1) executive officers from retaining our independent registered public accounting firm to provide personal accounting or tax services and (2) Staples, without first obtaining the Audit Committee's approval, from filling an officer level position in the finance department with a person who was previously employed by our independent registered public accounting firm.

Compensation Features

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Independent Compensation Consultant. The Compensation Committee's charter provides that they will not engage any compensation advisor that performs other services for the Company. In March 2013, the Compensation Committee performed a conflicts of interest assessment of our compensation consultant and no conflict of interest was identified.

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Recoupment Policy.  We have a recoupment policy whereby we provide for forfeiture and recovery of undeserved cash, equity and severance compensation from an employee who engages in harmful or unethical behavior such as intentional deceitful acts resulting in improper personal benefit or injury to the company, fraud or willful misconduct that significantly contributes to a material financial restatement, violation of our Code of Ethics or breach of employee agreements.

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Stock Ownership Guidelines.  Our stock ownership guidelines require our non-employee directors to own a minimum level of equity in Staples worth at least five times the annual Board cash retainer (currently $75,000), or $375,000. These guidelines also require minimum equity ownership levels for the named executive officers listed in this proxy statement, including our CEO, who must own equity in Staples worth at least five times his annual salary.

Other Features

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Social Accountability. Staples remains committed to responsible corporate conduct. Through our Code of Ethics and ongoing communications and training programs, we make it easy for associates around the world to understand what they need to know and do to make sound decisions in the best interests of our company and stockholders. Additionally, our Supplier Code of Conduct requires that certain suppliers comply with Staples' expectation in the areas of labor rights, safety, environmental and ethical standards. We also monitor certain of our suppliers with social accountability audits and also have a team of associates in China overseeing the screening, monitoring and auditing of some of these suppliers.

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Environmental Responsibility. Staples continues to lead the way in sustainable business practices. We continue to collaborate with our suppliers in our "Race to the Top" initiative to develop packaging changes in our private label products to reduce the size and types of materials used and increase the use of recycled and recyclable materials. The EPA recently awarded Staples with a Climate Leadership Award for its Excellence in Greenhouse Gas Management.

Director Independence
Our Board of Directors, in consultation with our Nominating and Corporate Governance Committee, determines which of our directors, including new nominees, are independent. Our Guidelines provide that directors are "independent" if they (1) meet the definition of "independent director" under the NASDAQ listing standards (subject to any further qualifications required of specific committee members under the NASDAQ listing standards) and (2) in our Board's judgment, do not have a relationship with Staples that would interfere with the exercise of independent judgment in carrying out the responsibilities of a director. Our Nominating and Corporate Governance Committee reviews the standards for independence set forth in our Guidelines periodically and recommends changes as appropriate for consideration and approval by our Board.
In accordance with our Guidelines, our Board has determined that all of our directors and our new nominee are independent except Mr. Sargent, who is employed as our CEO. In determining independence, our Board considered all the available relevant facts and circumstances, including the following:

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Neither we nor any of our subsidiaries has employed or otherwise compensated the independent directors or new nominee other than for service on our Board and its committees during the past three years.

•	We have not employed or otherwise compensated any family members (within the meaning of the NASDAQ listing standards) of the independent directors or new nominee during the past three years.

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None of the independent directors, the new nominee or their family members is a partner of our independent registered public accounting firm or was a partner or employee of such firm who worked on our audit during the past three years.

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None of our executive officers is on the compensation committee of the board of directors of a company that has employed any of the independent directors, our new nominee or their family members during the past three years.

•	No family relationships exist between any of our directors, our new nominee or executive officers.

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During the past three years, none of our directors, our new nominee or executive officers has had a material direct or indirect business relationship with us or a "related party transaction" as described below.

Certain Related Business Transactions
In 2012, we had no "related party transactions" and there were no exceptions to our Code of Ethics for our directors and executive officers. In an effort to be transparent with stockholders, we describe our processes and our interactions with director affiliated entities below.
Our written Code of Ethics sets forth the general principle that our directors, executive officers and other associates should avoid any situation that could be perceived as a conflict of interest, regardless of the dollar amount involved. This principle is also reflected in our written Guidelines and the written materials that we use to educate associates about conflict of interest guidelines. For example, under the Guidelines, if an actual or potential conflict of interest develops for any reason, including, without limitation, because of a change in business operations of the Company or because of a director's circumstances, the director should immediately report the matter to our General Counsel, who should then report the matter to the Nominating and Corporate Governance Committee ("Committee") for review and determination. In the event there is a significant conflict, the director must resign or the conflict must be resolved. Additionally, under the Guidelines, any director who wishes to join the board of directors of another company must provide written notice to the chairperson of the Committee. The chairperson of the Committee, after consultation with our General Counsel, will then respond to the director with a resolution. We also ask each of our executive officers and directors to fill out questionnaires every year to help enable us to identify if a potential conflict of interest exists. Our Code of Ethics, Guidelines and the charters for all the committees of our Board are available at www.staples.com in the Corporate Governance section of the Investor Information webpage.
Code of Ethics
There may be times when a commercial relationship involving our directors, executive officers or their family members is beneficial to us and is not likely to raise material conflict of interest issues. Our Code of Ethics provides the following guidelines for certain types of commercial relationships:

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Executive officers cannot serve as a director for one of our customers or suppliers unless (1) the supplier's or customer's annual business with Staples is less than 5% of such company's annual revenues, (2) the executive officer agrees not to participate or influence, directly or indirectly, any matter affecting the business relationship or transactions between Staples and the supplier or customer, and (3) the executive officer obtains written approval from our CEO or, if the executive officer is the CEO, written approval from the Committee.

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Executive officers and directors must not make or hold financial investments in a company that is one of our suppliers or customers unless (1) the annual sales to or purchases from us are less than 5% of such company's annual revenues or (2) if such person's ownership interest is both passive and insignificant and (3) for a private company, such person obtains written approval from our CEO or, if a board member, written approval from the Committee.

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Executive officers and directors must not make or hold financial investments in a company that is one of our competitors unless the investment in publicly held competitors is insignificant (less than 1% of the company's stock).

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Non-employee directors may work or consult for or serve on the board of a company that is one of our suppliers or customers if (1) such company's annual sales to or purchases from us are less than 5% of such company's annual revenues, (2) the director discloses the position to our General Counsel and the Committee and (3) the director agrees not to participate or influence, directly or indirectly, any matter affecting the business relationship or transactions between Staples and such company.

Director Affiliated Entities
Pursuant to the written charter of the Committee, the Committee is responsible for reviewing, approving or ratifying any "related party transactions." These are transactions which exceed $120,000 and in which (i) Staples and any of our directors, director nominees, executive officers, 5% stockholders and their immediate family members are participants, and (ii) such participants had or will have a direct or indirect material interest. In the course of reviewing whether or not the participants should be deemed to have a direct or indirect material interest, the Committee reviews the presence of standard prices, rates, or terms consistent with arms-length dealings with unrelated third parties; the materiality of the transaction to each party; the reasons for entering into the transaction; the potential effect of the transaction on the status of an independent director; and any other factors the Committee may deem relevant. If a transaction is deemed to be a related party transaction, the procedures for approval or ratification of such transaction for Staples, our directors, executive officers and 5% stockholders are the same as those listed above for actual or potential conflicts of interests involving directors under the Guidelines.
For fiscal year 2012, although we did not have any "related party transactions," we did provide office supply products or related services, such as copying, branding of promotional products or technology services, to companies or organizations affiliated with our directors, our new nominee and our executive officers. Below is a list of companies and institutions with which our independent directors and our new nominee were affiliated in 2012 and for which we received greater than $120,000 for providing our supplies or services:

Bain & Company	CRA International, Inc.	Moody's Corporation
Becton Dickinson & Company	Emory University	PGA Tour Superstore
Bloomin' Brands, Inc.	Harvard University	Progreso Financiero
CB Richard Ellis Group	Hasbro, Inc.	TJX Companies, Inc.
Cox Enterprises	Hormel Foods Corporation
The amounts received by us in 2012 for the sale of office supplies and related services to these companies range from approximately $135,000 to approximately $9.2 million and the median amount received from such sales was approximately $803,000. In each case, the amount was immaterial to the company purchasing the goods and services, as well as immaterial to Staples. The largest amount of approximately $9.2 million represents 0.038% of our revenues based on sales for fiscal year ended February 2, 2013 of approximately $24.4 billion.
In addition, in 2012 we also leased certain facilities from CB Richard Ellis for approximately $500,000. We also paid approximately $709,000 for employee background check services from a privately held company for which one of our directors serves as the Chairman of such company's board of directors and approximately $706,000 to WEX Inc. for fleet services.
In all instances, whether we provided the products/services, received the services or leased a facility, no director or executive officer of the affiliated company participated in the negotiation of the transaction and the products, services or lease were provided on arm's length terms and conditions and in the ordinary course of business. No director or executive officer had a direct or indirect material interest in the transaction. The Committee determined that none of these transactions were "related party transactions" and that such transactions would not interfere with the exercise of independent judgment in carrying out the responsibilities of a director.

Board Leadership Structure
Our Board of Directors determines its leadership structure on an annual basis based on a recommendation of the Committee. The Board believes that it should not have a predetermined policy as to whether the Board should be led by an independent Chairperson or independent Lead Director, but rather it is best for the Board to evaluate the structure and determine what is best for Staples based on a number of factors, such as the size of the Board, the number of independent directors, the established process for and record of Board and management interaction, the qualifications and skills of the individual directors considered for the roles, and company performance. For this year, the Board determined that it was appropriate that Ronald Sargent, our CEO, should remain as Chairperson of the Board and that Arthur Blank should continue in his role as independent Lead Director. The Board believes that its current leadership structure assures the appropriate level of management oversight and independence. The Board also felt that Mr. Sargent is the director most familiar with Staples' day-to-day operations. The combined role of Chairman and CEO allows for a single, clear focus of command to execute Staples' strategic and business plans. Mr. Blank's leadership in fulfilling his role as independent Lead Director counterbalances any potential conflict of interest arising from having our CEO serve as the Board's Chairperson.
Our Lead Director has the following responsibilities:

•	Assure that meetings with the independent directors are held in executive sessions typically, as was the case this year, after every Board meeting, but in all circumstances at least twice a year;

•	Facilitate communications and serve as a liaison between independent directors and the Chairperson of the Board;

•	Coordinate the annual performance review of our CEO;

•	Work with the Chairperson of the Board in the preparation of the agenda for each board meeting and approve such agenda;

•	Call, if needed, meetings of independent directors;

•	Preside at all meetings of the Board where the Chairperson is not present, including executive sessions of the independent directors;

•	Represent the independent directors if a meeting is held with a major stockholder; and

•	Otherwise consult with the Chairperson of the Board on matters relating to corporate governance and Board performance.

Meetings and Committees of our Board
Our Board of Directors held a total of five meetings during our 2012 fiscal year. The number of meetings held by each of the committees of our Board during our 2012 fiscal year is set forth below under the description of each committee. During our 2012 fiscal year, all of the directors attended at least 75% of the aggregate number of Board and committee meetings, except Mr. Blank. Mr. Blank attended 80% of the aggregate Board meetings. Had it not been for an unexpected absence from one Nominating and Corporate Governance Committee meeting due to illness, Mr. Blank would have attended an aggregate of at least 75% of Board and committee meetings. Our Guidelines provide that directors are encouraged to attend the Annual Meeting, and all of our 2012 incumbent directors attended last year's annual meeting.
Our Board has five standing committees: the Audit Committee, the Compensation Committee, the Nominating and Corporate Governance Committee, the Finance Committee and the Executive Committee. The chair of each committee, as a matter of regular practice and to the extent possible, reviews committee meeting materials with management in advance of each Board committee meeting. Each of our standing Board committees operates under a written charter adopted by our Board, a copy of which is available at www.staples.com in the Corporate Governance section of the Investor Information webpage.
Committee membership as of April 8, 2013 was as follows:

Audit Committee Robert Sulentic, Chairperson Basil L. Anderson Justin King Elizabeth A. Smith	Compensation Committee Paul F. Walsh, Chairperson Carol Meyrowitz Robert C. Nakasone
Nominating and Corporate Governance Committee Vijay Vishwanath, Chairperson Arthur M. Blank Drew G. Faust Rowland T. Moriarty	Finance Committee Rowland T. Moriarty, Chairperson Basil L. Anderson Paul F. Walsh
Executive Committee Ronald L. Sargent, Chairperson Arthur M. Blank Rowland T. Moriarty Robert C. Nakasone
Audit Committee
The Audit Committee assists our Board in overseeing our compliance with legal and regulatory requirements, the integrity of our financial statements, our independent registered public accounting firm's qualifications and independence, and the performance of our internal audit function and our independent registered public accounting firm through receipt and consideration of certain reports from our independent registered public accounting firm. In addition, the Audit Committee assists the Board of Directors in its oversight of the Company's policies and practices with respect to risk assessment and risk oversight, including discussing with management the Company's major financial risk exposures and the steps that have been taken to monitor and control such exposures. The Audit Committee is directly responsible for appointing, compensating, evaluating and, when necessary, terminating our independent registered public accounting firm, and our independent registered public accounting firm reports directly to the Audit Committee. The Audit Committee also prepares the Audit Committee Report required under the rules of the SEC, which is included elsewhere in this proxy statement. The Audit Committee has established escalation and oversight procedures for the treatment of complaints regarding accounting, internal accounting controls or auditing matters, including procedures for confidential and anonymous submission by our associates of concerns regarding questionable accounting, internal accounting controls or auditing matters. The Audit Committee meets independently with our independent registered public accounting firm, management and our internal auditors. The members of the Audit Committee are independent directors, as defined by its charter and the rules of the SEC and NASDAQ Stock Market. The Audit Committee met four times in person and five times by telephone during our 2012 fiscal year. Our Board has determined that Mr. Sulentic is an audit committee financial expert under the rules of the SEC and all Audit Committee members are independent.
Compensation Committee
The Compensation Committee's responsibilities include setting the compensation levels of executive officers, including our CEO, reviewing, approving and providing recommendations to our Board regarding compensation programs, administering our equity and cash incentive plans and authorizing awards under such incentive plans. The Committee also oversees the administration of the Company's employee stock purchase plans, retirement plans and other employee benefit plans. The Committee may delegate its authority to management as it deems appropriate and may also delegate its authority relating to ministerial matters. The members of the Compensation Committee are independent directors, as defined by its charter and the rules of the NASDAQ Stock Market. The Compensation Committee met four times in person and one time by telephone during our 2012 fiscal year. For more information about the responsibilities of our Compensation Committee, see the "Compensation Discussion and Analysis" section of this proxy statement.
Nominating and Corporate Governance Committee
The Nominating and Corporate Governance Committee's responsibilities include providing recommendations to our Board regarding nominees for director, membership on our Board committees, and succession matters for our CEO. An additional function of the Nominating and Corporate Governance Committee is to develop and recommend to our Board our Guidelines and to assist our Board in complying with them. The Nominating and Corporate Governance Committee also oversees the evaluation of our Board and our CEO, reviews and resolves conflict of interest situations, reviews and approves related party transactions and interprets and enforces our Code of Ethics. The Nominating and Corporate Governance Committee also oversees our political contributions and recommends to our Board any proposed revisions to our Corporate Political Contributions Policy Statement. The members of the Nominating and Corporate Governance Committee are independent directors, as defined by its charter and the rules of the NASDAQ Stock Market. The Nominating and Corporate Governance Committee met four times in person during our 2012 fiscal year.
Finance Committee
The Finance Committee's responsibilities include being available, as needed, to evaluate and consult with and advise our management and our Board with respect to capital structure and capital policies, events and actions that could impact capital structure, payment of dividends, share repurchases, borrowing practices, debt or equity financings, credit arrangements, investments, mergers, acquisitions, joint ventures, divestitures and other similar transactions. The Finance Committee met three times in person and one time by telephone during our 2012 fiscal year.
Executive Committee
The Executive Committee is authorized, with certain exceptions, to exercise all of the powers of our Board in the management and affairs of Staples. It is intended that the Executive Committee will take action only when reasonably necessary to expedite our interests between regularly scheduled Board meetings. A quorum can only be established by the presence of both a majority of the members of the Executive Committee and two non-management members of the Executive Committee. The Executive Committee did not meet during our 2012 fiscal year.

Risk Oversight by the Board of Directors
Our Board of Directors is ultimately responsible for reviewing and approving our risk management strategy and framework and key risk parameters. In terms of overseeing the broader enterprise risk management ("ERM") program, the Audit Committee, under powers delegated by the Board, is responsible for the approval and establishment of our risk management framework and ensuring that appropriate policies and practices are in place for risk assessment and management, including that all risk areas are being monitored by senior management, reported to the Board or appropriate Board committee by senior management and addressed as needed. At each quarterly Board meeting, the Audit Committee reports to the Board on all of its specific activities.

Our most senior executives are responsible for collaborating with the Audit Committee to provide oversight to the risk management process and prioritize and validate key risks. Management, through its Enterprise Risk Committee, is then responsible for implementing the Board and Board committee approved risk management strategy and for developing policies, controls, processes and procedures to identify and manage risks. Our Enterprise Risk Committee is composed of leaders from the functional areas of Staples and meets quarterly to coordinate information sharing and mitigation efforts for all types of risks. The Audit Committee stays apprised of significant actual and potential risks faced by Staples and the effectiveness of its risk assessment and management process in part through detailed presentations at least twice a year from the Vice President of Internal Audit as the representative of the Enterprise Risk Committee. During these reports in 2012, management presented to the Audit Committee the results of its enterprise wide review of the major financial, operational and legal risks facing the company and steps that have been taken to monitor and control such exposures. In doing so, management reviewed its ERM methodologies for identifying and prioritizing financial, operational and legal risks and discussed the top level risks and related risk management.

Independent of the ERM process, the Audit Committee is made aware of risks as a result of being briefed in person regularly by our Vice President of Internal Audit, as well as an annual briefing and quarterly reports by our Vice President, Ethics & Compliance. The Audit Committee also regularly meets in executive session alone with the Vice President of Internal Audit. The Audit Committee uses the results of its discussions with our Vice President of Internal Audit to inform its overall view of risk and approve the proposed audit schedule for the internal audit group. Our internal audit group identifies, assesses and assists management in addressing and managing risks by using the Integrated Framework by the Committee of Sponsoring Organizations of the Treadway Commission, also known as COSO framework. Our Vice President, Ethics & Compliance also provides quarterly reports to the Audit Committee on compliance and ethics matters.

The Audit Committee administers its risk oversight role through the Board committee structure as well. Each Board committee is responsible for monitoring and reporting on the material risks associated with its respective subject matter areas of responsibility. The Audit Committee oversees risks related to our accounting and financial reporting processes and the integrity of our financial statements, the Finance Committee oversees risks related to capital policies and practices and financial transactions, the Nominating and Corporate Governance Committee oversees risks related to corporate governance, including director independence and related party transactions, and as discussed in the “Compensation Discussion and Analysis” section of this proxy statement, the Compensation Committee oversees risks related to our compensation programs, including an annual review and risk assessment of the Company's compensation policies and practices for all associates and a risk assessment in connection with any changes to our compensation program.

In addition, the Board and the Audit Committee receive presentations throughout the year from management regarding specific potential risks and trends as necessary. At each Board meeting, the Chairman and CEO addresses in a directors only session matters of particular importance or concern, including any significant areas of risk requiring Board attention. Annually, our full Board reviews in detail the Company's short- and long-term strategies, including consideration of significant risks facing the Company and their potential impact. We believe that the practices described above facilitate effective Board oversight of our significant risks.

Diversity
Diversity has always been very important to us. It comprises one of the four pillars of what we call Staples' Soul. We strive to offer an inclusive business environment that offers diversity of people, thought, experience, and suppliers. This also holds true for our Board of Directors. Although we have no formal separate written policy, pursuant to our Guidelines, the Board annually reviews the appropriate skills and characteristics of the Board members in light of the current composition of the Board, and diversity is one of the factors used in this assessment. Not only does the Board view diversity of experience, industry, skills and tenure as important, but also of gender and ethnic backgrounds. We exceed national averages in both women and minority representation on our Board. We also look to enhance our minority representation by our nomination of Raul Vazquez. Additionally, the Board is provided with an annual report on diversity initiatives and Staples' approach and progress on such initiatives.
Director Candidates
The process followed by the Nominating and Corporate Governance Committee to identify and evaluate director candidates includes requests to Board members and others for recommendations, engaging a professional recruiting firm to help identify and recruit potential candidates, meetings from time to time to evaluate biographical information and background material relating to potential candidates and interviews of selected candidates by members of the Nominating and Corporate Governance Committee and our Board.
Raul Vazquez was nominated by our Board as a director candidate for election at our Annual Meeting. During 2012, the Nominating and Corporate Governance Committee engaged a third-party professional recruiting firm to search for a director candidate with e-commerce and technology expertise. After interviewing several qualified candidates, the Nominating and Corporate Governance Committee selected Mr. Vazquez and recommended his candidacy to the Board.
Stockholders may recommend an individual to the Nominating and Corporate Governance Committee for consideration as a potential director candidate by submitting the following information: (1) the candidate's name; (2) appropriate biographical information and background materials regarding the candidate; and (3) a statement as to whether the stockholder or group of stockholders making the recommendation has beneficially owned more than 5% of our common stock for at least a year as of the date such recommendation is made. Such information should be submitted to the Nominating and Corporate Governance Committee, c/o Corporate Secretary, Staples, Inc., 500 Staples Drive, Framingham, Massachusetts 01702. Assuming that appropriate biographical and background material has been provided on a timely basis, the Nominating and Corporate Governance Committee will evaluate stockholder recommended candidates by following substantially the same process, and applying substantially the same criteria, as it follows for candidates submitted by others.
Stockholders also have the right under our by-laws to directly nominate director candidates, without any action or recommendation on the part of the Nominating and Corporate Governance Committee or our Board, by following the relevant procedures summarized in this proxy statement under the caption "Stockholder Proposals."
Communicating with our Board
Our Board will give appropriate attention to written communications that are submitted by stockholders, and will respond if and as appropriate. Absent unusual circumstances or as contemplated by the committee charters, the Chairperson of the Board (if an independent director), or the Lead Director (if one is appointed), or otherwise the Chairperson of the Nominating and Corporate Governance Committee, with the advice and assistance of our General Counsel, is primarily responsible for monitoring communications from stockholders and other interested parties and for providing copies or summaries of such communications to the other directors as he or she considers appropriate.
Under procedures approved by our independent directors and subject to the advice and assistance from our General Counsel, communications are forwarded to the Chairperson of the Board (if an independent director), the Lead Director (if one is appointed), or otherwise the Chairperson of the Nominating and Corporate Governance Committee, who monitor communications from stockholders and other interested parties. Copies or summaries of such communications are provided to all directors, if such persons consider it important and appropriate for all directors to know. In general, communications relating to corporate governance and corporate strategy are more likely to be forwarded than communications relating to ordinary business affairs, personal grievances and matters as to which we tend to receive repetitive or duplicative communications. In addition, as provided by our Guidelines, if a meeting is held between a major stockholder (including institutional investors) and a representative of the independent directors, the Lead Director will serve, subject to availability, as such representative of the independent directors.
Stockholders who wish to send communications on any topic to our Board should address such communications to The Board of Directors, c/o Corporate Secretary, Staples, Inc., 500 Staples Drive, Framingham, Massachusetts 01702.

ELECTION OF DIRECTORS
(Item 1 on the Proxy Card)

The members of our Board are elected for a term of office to expire at the next annual meeting (subject to the election and qualification of their successors or the earlier of their death, resignation or removal). In considering whether to recommend any particular candidate for inclusion in our Board's slate of recommended director nominees, the Nominating and Corporate Governance Committee applies the assessment criteria set forth in our Corporate Governance Guidelines. These criteria include diversity, age and skills such as understanding of the office products market, the retail industry, finance, accounting, marketing, technology, risk management, international business and other operational and business knowledge needed to oversee a global multi-channel business. The principal qualification of a director is the ability to act effectively on behalf of all of our stockholders. The Nominating and Corporate Governance Committee does not assign specific weights to particular criteria, and no particular criterion is a prerequisite for any prospective nominee. We believe that the specific skills, qualifications and experience of our directors, considered as a group, should provide a mix of knowledge and abilities that will allow our Board to fulfill its responsibilities.
We believe each nominee in the slate presented below, through their own personal accomplishments and dedication to their profession and community, has demonstrated strong intellectual acumen, solid business judgment, strategic vision, integrity and diligence. The twelve nominees that are current directors include six directors who joined the Board within the last six years and four nominees with over fifteen years of service on the Board, including two nominees who have served on the Board since our inception. Each of the current directors consistently has demonstrated their strong work ethic and dedication to Staples, including coming prepared to meetings, asking insightful questions, challenging management's assumptions, focusing on long term business strategy, analyzing challenges, evaluating solutions and overseeing implementation. Our new nominee brings expertise and leadership in e-commerce and retail, a perspective particularly important in the Board's strategic oversight of Staples' reinvention plan. We believe that the composition of the Board, including the varied tenure of our directors, combines institutional knowledge and understanding of our business model, products and services and historical growth strategies with fresh perspectives and exposure to alternative approaches to business process, which promotes lively Board discussion and effective oversight and problem solving.
Many of the nominees are either current or former chief executive officers, chairpersons or vice chairpersons of other large international corporations. As such, they have a deep understanding of, and extensive experience in, many areas that are critical to our operation and success. We have determined that nominees who have served in these roles have extensive experience with financial statement preparation, compensation determinations, regulatory compliance (if their businesses are or were regulated), corporate governance, risk management, public affairs and legal matters. Set forth below is biographical information of each of the nominees, highlighting the particular experience, qualifications, attributes or skills of each nominee that supports the conclusion of the Nominating and Corporate Governance Committee that these individuals should serve as directors of Staples.

Served as a Director Since

Basil L. Anderson, age 68
Served as an independent director of Staples since 1997 until we asked him to become our Vice Chairman from September 2001 until his retirement in March 2006. Mr. Anderson is also a director of Hasbro, Inc., Becton, Dickinson and Company, and Moody's Corporation. He served as a director of CRA International, Inc. until January 2011. Among his many qualifications, Mr. Anderson has extensive executive experience in corporate finance gained in part from his position as Chief Financial Officer of Campbell Soup Company and, prior to that, Scott Paper Company. Mr. Anderson also brings to the Board valuable insight into oversight of financial reporting and the audit process based on his experiences serving on the audit committees of multiple boards. Mr. Anderson also has strategic planning expertise, as well as international business experience.
1997

Served as a Director Since

Arthur M. Blank, age 70
Owner and Chairman of the Atlanta Falcons Football Club, LLC, a National Football League team, since February 2002.  Mr. Blank also serves as Chairman, President and Chief Executive Officer of AMB Group, LLC,  since February 2001, which is the parent company for Mr. Blank's for-profit businesses.  These businesses include Atlanta Falcons Physical Therapy Centers, which provide physical therapy and rehabilitation services, PGA TOUR Superstores, a privately held retailer of golf and tennis products, and Mountain Sky Guest Ranch, an upscale guest ranch resort.  Mr. Blank co-founded The Home Depot, Inc., a home improvement retailer, in 1978 and retired as Co-Chairman of the Board in May 2001.   Mr. Blank also serves as chairman of The Arthur M. Blank Family Foundation, a charitable organization.  Among many qualifications, Mr. Blank is a successful entrepreneur with extensive operational knowledge of the retail industry. Mr. Blank also has wide-ranging experience in merchandising and customer service.

2001

Drew G. Faust, age 65
President of Harvard University since 2007.  As President, Dr. Faust is responsible for all aspects of Harvard's academic and administrative activities, which include operations and research and teaching activities across the globe.  Dr. Faust also serves on the board of Harvard Management Company, which is responsible for investing Harvard's endowment and related financial assets to produce long term results to support the education and research goals of the university.  Dr. Faust led the transformation of Harvard's governance structures.  Among many qualifications, Dr. Faust brings to the board extensive leadership and management experience and skills related to recruiting top talent, capital planning, financial oversight, risk management, technology and strategy.

2012

Justin King, age 51
Chief Executive Officer of J Sainsbury plc, a food and non-food retailer, since March 2004, where he is also Chairman of the Operating Board. Prior to joining J Sainsbury plc, he was an Executive Director of Marks and Spencer Group plc from September 2002 to March 2004. Mr. King has significant retail experience having held a number of senior positions at ASDA/Wal-Mart in Trading, HR and Retail, as Managing Director of Häagen Dazs UK and having spent much of his early career with Mars Confectionery and Pepsi International. He also served on the Prime Minister's Business Advisory Group from November 2010 to December 2012. Mr. King brings to the Board both strategic sales and marketing expertise, as well as an understanding of the complexities of operating international businesses.
2007

Served as a Director Since

Carol Meyrowitz, age 59
Chief Executive Officer of The TJX Companies, Inc., a retailer of apparel and home fashions, since 2007 and a director since 2006. Ms. Meyrowitz was President of TJX from October 2005 to January 2011. Prior to that, Ms. Meyrowitz was President of The Marmaxx Group, the largest division of TJX, from January 2001 to January 2005, and was employed in an advisory role for TJX from January 2005 to October 2005 and consulted for Berkshire Partners L.L.C., a private equity firm, from June 2005 to October 2005. Ms. Meyrowitz is also a director of The TJX Companies, Inc. Previous directorships include Amscan Holdings, Inc. from 2005 to 2012, and Yankee Candle Company from 2004 until 2007. Among many qualifications, Ms. Meyrowitz brings to the Board extensive experience in all aspects of retail operations and management, including real estate, e-commerce, supply chain and logistics, marketing and customer service.
2007

Rowland T. Moriarty, age 66
Chairman of the Board of CRA International, Inc., a worldwide economic and business consulting firm, since May 2002. He has been President and Chief Executive Officer of Cubex Corporation, a privately-held consulting company, since 1992. From 1981 to 1992, Dr. Moriarty was a professor of business administration at Harvard Business School where he taught, among other subjects, marketing. Dr. Moriarty is also a director of WEX, Inc. and Virtusa Corporation. Until 2006, Dr. Moriarty served as a director of Trammel Crow Company, which contributed to his comprehensive understanding of real estate matters. Among many qualifications, Dr. Moriarty brings to the Board extensive international experience and has also developed extensive skills and expertise in corporate governance matters having chaired eight governance committees of various public and private boards.
1986

Robert C. Nakasone, age 65
Chief Executive Officer of NAK Enterprises, a family-owned investment and consulting company, since January 2000. Prior to that, Mr. Nakasone served as Chief Executive Officer of Toys "R" Us, Inc. from 1998 to 1999 and in other positions at that company from 1985 to 1998. While serving as Vice-Chairman, Worldwide Toy Stores and President and Chief Operating Officer, Mr. Nakasone led the company's international expansion into 27 countries throughout Europe, Asia and the Middle East. Mr. Nakasone is also a director of Hormel Foods Corporation. Previously, Mr. Nakasone served as a director of eFunds Corporation from 2003 until the sale of the company to Fidelity National Information Services in 2007. Among many qualifications, Mr. Nakasone brings to the Board extensive executive level public company experience, international business development expertise, as well as strategic planning and skills relating to compensation and corporate governance matters.
1986

Served as a Director Since

Ronald L. Sargent, age 57
Chief Executive Officer of Staples, Inc. since February 2002 and Chairman of the Board of Directors of Staples since March 2005. Prior to that, Mr. Sargent served in various positions at Staples since joining the company in 1989. Mr. Sargent is also a director of The Kroger Co. and Five Below. Previous directorships include Home Depot from 2011 to 2012, Yankee Candle Company from 1999 to 2007, Aramark Corp. from 2002 until 2007 and Mattel, Inc. from 2004 to 2011. At Staples, Mr. Sargent has led worldwide operations, retail superstores and the delivery business, and also brings to the Board much experience in supply chain management, merchandising and marketing initiatives. Mr. Sargent's experience with respect to human resources matters is also highly valued.

1999

Elizabeth A. Smith, age 49
Chairman of Bloomin' Brands, Inc. since January 2012 and Chief Executive Officer since November 2009. Previously, she served as Avon Products, Inc.'s President from September 2007 through October 2009. Prior to that, Ms. Smith served as Avon's Executive Vice President Marketing from September 2005 to September 2007, as well as Avon's Executive Vice President and Brand President from January 2005 to September 2005. Prior to joining Avon, she was with Kraft Foods,  Inc. as Group Vice President and President U.S. Beverages and Grocery Sectors from January 2004 to November 2004. Previous directorships include Carter's Inc. from 2004 to 2008. Among many qualifications, Ms. Smith brings to the Board deep experience in strategy, marketing and sales, as well as significant experience in corporate finance and financial reporting developed in her executive level roles where her responsibilities have included direct financial oversight of multinational companies with multiple business units. Ms. Smith also has experience in compensation matters, as well as wide-ranging operational management of all product-to-market processes.
2008

Served as a Director Since

Robert E. Sulentic, age 56
Chief Executive Officer of CBRE, Inc., a global commercial real estate services company, since December 2012 and President since March 2010. Mr. Sulentic has been a member of the CBRE Board since December 2012. He previously served as President of the company's Development Services business from December 2006 to April 2011. Mr. Sulentic previously served as Chief Financial Officer of CBRE from March 2009 and Group President from July 2009, each until March 2010. Mr. Sulentic was a member of CBRE's Board and Group President of Development Services, Asia Pacific and Europe, Middle East and Africa from December 2006 through March 2009. Mr. Sulentic was a director of Trammell Crow Company from December 1997 through December 2006, and served as its Chairman of the Board from May 2002 through December 2006. He was President and Chief Executive Officer of Trammell Crow Company from October 2000 through December 2006 and prior to that served as its Executive Vice President and Chief Financial Officer from September 1998 to October 2000. Among many qualifications, Mr. Sulentic has extensive executive level management experience. Mr. Sulentic also brings to the Board a significant financial background that qualifies him as an audit committee financial expert. His insight with respect to doing business globally is also highly valued.
2007

Raul Vazquez, age 41
Chief Executive Officer and a Director of Progress Financial Corporation or Progreso Financiero, a financial services company serving the needs of the growing Hispanic market, since April 2012. Prior to that, Mr. Vazquez served as an Executive Vice President of Global e-Commerce at Wal-Mart Stores Inc. from February 2011 to August 2011. He also served as Executive Vice President and President of Wal-Mart West at Wal-Mart Stores Inc. from February 2010 to February 2011. He served as Chief Executive Officer of Walmart.com USA LLC from February 2007 to February 2010, where he oversaw all day-to-day operations and focused on providing multi-channel options for customers. He joined Walmart.com in 2002. He is an e-commerce veteran and has expertise and leadership in e-commerce and retail including hands-on, leadership experience at Wal-Mart and Walmart.com in marketing and operations, among other roles.

_____

Vijay Vishwanath, age 53
Partner at Bain & Company, a management consulting firm, since 1993. Mr. Vishwanath first joined Bain in 1986 and leads its consumer products practice. Prior to joining Bain, Mr. Vishwanath worked at Procter & Gamble. Mr. Vishwanath previously served as a director of Yankee Candle Company from 2005 to 2007. Among many qualifications, Mr. Vishwanath brings to the Board expertise in consumer products and brands, as well as marketing, gained in his position at Bain & Company counseling numerous Fortune 500 companies and, previously, at Procter & Gamble. In addition, Mr. Vishwanath has valuable experience in strategic planning and corporate governance.
2007

Served as a Director Since

Paul F. Walsh, age 63
Served as Chairman and Chief Executive Officer of eFunds Corporation, a transaction processing and risk management company, from September 2002 until eFunds was acquired by Fidelity National Information Services in September 2007. Mr. Walsh also has been the owner and Chief Executive Officer of PFW Management, LLC, a consulting company, since February 2008. PFW Management, LLC does business as Calera FinTech Advisors and targets investments in the financial services and business services industry in concert with Calera Capital. Among many qualifications, Mr. Walsh brings to the Board extensive knowledge relating to risk oversight and management, compliance and regulatory matters. In addition, Mr. Walsh's executive level management brings valuable experience in process excellence, capital markets and corporate finance.
1990

Unless contrary instructions are provided, the persons named as proxies will, upon receipt of a properly executed proxy, vote for the election of Basil L. Anderson, Arthur M. Blank, Drew G. Faust, Justin King, Carol Meyrowitz, Rowland T. Moriarty, Robert C. Nakasone, Ronald L. Sargent, Elizabeth A. Smith, Robert E. Sulentic, Raul Vazquez, Vijay Vishwanath and Paul F. Walsh as directors for a term expiring at our 2014 Annual Meeting. Proxies cannot be voted for a greater number of persons than the number of nominees named. Twelve of thirteen nominees are currently members of our Board. All of the nominees have indicated their willingness to serve if elected, but if any should be unable or unwilling to stand for election, proxies may be voted for a substitute nominee designated by our Board.
        OUR BOARD RECOMMENDS THAT YOU VOTE FOR THE ELECTION OF EACH OF THE NOMINEES AS DIRECTORS.

DIRECTOR COMPENSATION

The Compensation Committee is responsible for reviewing and making recommendations to our Board with respect to the compensation paid to our non-employee directors ("Outside Directors"). Our Outside Directors are predominantly compensated through equity awards, reflecting the Compensation Committee's philosophy that director pay should be aligned with the interests of our stockholders. In addition, the Outside Directors receive a cash retainer.
It is the Compensation Committee's goal to maintain a level of Outside Director compensation at the median of companies both within our peer group as well as similarly-sized companies in our general industry. The Compensation Committee annually reviews an extensive analysis of marketplace practices for Outside Director pay conducted by management and reviewed by the Compensation Committee's independent advisor. Consistent with our equity program for associates, the Outside Director compensation program also reflects a value-based approach to equity grants in which the amount of the awards made to Outside Directors is based on a fixed value rather than a fixed number of shares.
Each Outside Director receives a quarterly cash payment of $18,750 and is reimbursed for reasonable expenses incurred in attending meetings of our Board. The chairperson of the Audit Committee receives an additional quarterly cash payment of $3,750. In addition, each Outside Director receives an annual grant of shares of restricted stock equal to $175,000. The shares of restricted stock for the annual grant vest after one year and may be sold upon vesting. New Outside Directors receive a one-time initial grant of shares of restricted stock equal to $150,000, which vests after three years. All Outside Directors are subject to a stock ownership guideline of five times the annual Board cash retainer and have five years after joining the Board to meet such ownership guideline.
During fiscal year 2012, on the second business day following the first regularly scheduled Board meeting, each of our Outside Directors received their annual restricted stock grant. In addition, on the same day the annual grant was awarded, (a) the Lead Director was granted restricted stock units with a value of $40,000, (b) each chairperson of the Audit Committee,

Compensation Committee and Nominating and Corporate Governance Committee was granted restricted stock units with a value of $32,000 and (c) the chairperson of the Finance Committee was granted restricted stock units with a value of $8,000. In each case, the restricted stock units vest on the date of each of the four regularly scheduled quarterly Board meetings that such Lead Director or chairperson holds such position and are paid in shares on the one year anniversary of the award. The number of shares of restricted stock or restricted stock units to be granted is determined by dividing the fixed value by the closing price of our common stock on the date of grant. Upon a change-in-control of Staples or upon a director leaving our Board after reaching the age of 72, all of such director's outstanding restricted stock would fully vest and the restricted stock units would fully vest and be paid out.
The table below sets forth certain information concerning our 2012 fiscal year compensation of our Outside Directors.

DIRECTOR COMPENSATION FOR 2012 FISCAL YEAR

Name*		Fees earned or paid in cash ($)	Stock Awards ($) (1)(2)	All Other Compensation ($)		Total ($)
Basil L. Anderson		75,000	175,015	—		250,015
Arthur M. Blank		75,000	215,029	—		290,029
Mary Elizabeth Burton	(3)	18,750	175,015	—		193,765
Drew G. Faust	(4)	37,500	237,502	—		275,002
Justin King		75,000	175,015	122,622	(5)	372,637
Carol Meyrowitz		75,000	207,026	—		282,026
Rowland T. Moriarty		75,000	183,018	—		258,018
Robert C. Nakasone		75,000	175,015	—		250,015
Elizabeth A. Smith		75,000	175,015	—		250,015
Robert E. Sulentic		90,000	207,026	—		297,026
Vijay Vishwanath		75,000	207,026	—		282,026
Paul F. Walsh		75,000	175,015	—		250,015
______________________________________________________________________
*Excludes Mr. Sargent, our CEO, who does not receive compensation for his services as director and whose compensation as a named executive officer is reported in the Summary Compensation Table included in this proxy statement.

(1)
The amounts shown in the Stock Awards column represent the aggregate grant date fair value of awards computed in accordance with Financial Accounting Standards Board ("FASB") Accounting Standards Codification ("ASC") Topic 718 for awards granted during our 2012 fiscal year, not the actual amounts paid to or realized by our Outside Directors during our 2012 fiscal year.

(2)
The aggregate fair value of these awards is based on the market price of our common stock on the date of grant. Fractional shares are rounded up to the nearest whole share. Awards made during 2012 represent:

•	Annual grant of shares of restricted stock to each director with a grant date fair value of $175,015;

•	For Dr. Faust, an initial grant upon election as a director with a grant date fair value of $150,001;

•	For Mr. Blank, our Lead Director for fiscal year 2012, restricted stock units with a grant date fair value of $40,014;

•
For Ms. Meyrowitz and Messrs. Sulentic and Vishwanath, chair of our Compensation Committee, chair of our Audit Committee and chair of our Nominating and Corporate Governance Committee , respectively, for fiscal year 2012, restricted stock units with a grant date fair value of $32,011 each; and

•	For Dr. Moriarty, chair of our Finance Committee for fiscal year 2012, restricted stock units with a grant date fair value of $8,003.

(3)	Ms. Burton retired from our Board of Directors in June 2012. Amounts listed in the Stock Awards column were forfeited upon her departure from the Board.

(4)	Dr. Faust joined our Board in June 2012. Amounts listed in the Stock Awards column include her initial grant and an annual award prorated for a half year of Board service.

(5)
Amounts listed in the All Other Compensation column includes payments made to Mr. King in connection with correcting tax filing deficiencies due to Staples' inadvertent failure to withhold U.S. and Massachusetts taxes as required due to Mr. King's status as a foreign citizen in tax years 2007-2011. Reimbursements to Mr. King include (i) interest and penalties imposed by U.S. and Massachusetts tax authorities for late payment, and (ii) taxes owed with respect to the reimbursements. The amounts are pending final resolution with U.S. tax authorities.

OUTSTANDING DIRECTOR AWARDS
The table below supplements the Director Compensation table above by providing (1) the number of restricted shares and restricted stock units awarded to our directors during our 2012 fiscal year and (2) the total number of stock options, unvested restricted shares and outstanding restricted stock units held by our directors as of February 2, 2013, the end of our 2012 fiscal year.

Name	Grant Date	Award Type	Number of Shares/Units Awarded in FY 2012	Total Options, Unvested Restricted Shares and Restricted Stock Units as of 2012 FYE (1)(2)(3)
Basil L. Anderson	3/8/2012	RS	11,372	11,372
		OP	—	91,367
Arthur M. Blank	3/8/2012	RS	11,372	11,372
	3/8/2012	RSU	2,600	2,600
		OP	—	136,367
Mary Elizabeth Burton (4)	3/8/2012	RS	11,372	—
Drew G. Faust	6/6/2012	RS	11,610	11,610
	9/13/2012	RS	7,310	7,310
Justin King	3/8/2012	RS	11,372	11,372
		OP	—	82,367
Carol Meyrowitz	3/8/2012	RS	11,372	11,372
	3/8/2012	RSU	2,080	2,080
		OP	—	77,867
Rowland T. Moriarty	3/8/2012	RS	11,372	11,372
	3/8/2012	RSU	520	520
		OP	—	136,367
Robert C. Nakasone	3/8/2012	RS	11,372	11,372
		OP	—	181,367
Elizabeth Smith	3/8/2012	RS	11,372	11,372
		OP	—	41,954
Robert E. Sulentic	3/8/2012	RS	11,372	11,372
	3/8/2012	RSU	2,080	2,080
		OP	—	82,367
Vijay Vishwanath	3/8/2012	RS	11,372	11,372
	3/8/2012	RSU	2,080	2,080
		OP	—	86,867
Paul F. Walsh	3/8/2012	RS	11,372	11,372
		OP	—	181,367

RS = Restricted stock, RSU = Restricted stock unit, OP = Stock option

(1)
Restricted stock awards made after 2008 vest in full on the first anniversary of the grant date, provided that the director then serves on our Board. The shares of restricted stock granted in 2011 and 2012 may be sold upon vesting; however, awards made from 2008 through 2010 may be sold only upon leaving our Board. The shares of restricted stock awarded to a director will fully vest upon retirement or resignation should such director leave our Board after reaching the age of 72. Restricted stock awards made prior to 2008 vested in full on the third anniversary of the grant date.

(2)
Restricted stock units awarded to our Lead Director and each chairperson of the Audit Committee, Compensation Committee, Nominating and Corporate Governance Committee and Finance Committee vest ratably on the date of each of the four regularly scheduled quarterly Board meetings that such Lead Director or chairperson held such position and are paid on the one year anniversary of the award.

(3)
Stock options awarded during 2008, 2009 and 2010 vest in full on the first anniversary of the grant date, provided that the director then serves on our Board. The stock options awarded to a director will fully vest upon retirement or resignation, should such director leave our Board after reaching the age of 72. Stock option awards made prior to 2008 represent stock option grants that vest ratably on an annual basis over a four-year vesting period, provided that the director then serves on our Board.

(4)	Ms. Burton retired from our Board in June 2012 and had no outstanding options, unvested restricted stock or restricted stock units at fiscal year-end.

EXECUTIVE COMPENSATION

Compensation Discussion and Analysis ("CD&A")
The Compensation Committee (the "Committee") of our Board of Directors (the "Board") consists of independent directors who oversee our executive compensation program, review our compensation strategy and determine all compensation for our executive officers. This section describes the compensation program for our Chief Executive Officer ("CEO"), Chief Financial Officer ("CFO") and three other most highly compensated executive officers for 2012, whom we collectively refer to as our "named executive officers" ("NEOs"). Our NEOs include:

•	Ronald L. Sargent, CEO

•	Christine T. Komola, CFO

•	Michael A. Miles, Chief Operating Officer (employment ended on February 2, 2013)

•	Joseph G. Doody, President North American Commercial (“NAC”)

•	Demos Parneros, President North American Stores & Online (“NAS&O”)
John Mahoney, our former Vice Chairman and CFO, is also an NEO as he served as our CFO for the first three days of fiscal 2012. A discussion of Mr. Mahoney's 2012 compensation is discussed separately in “2012 Compensation for Departing NEOs” on page 33.

Executive Summary
The primary objective of our compensation program is to align executive pay with long term stockholder value creation. Accordingly, the 2012 compensation of our NEOs declined an average of 26% as compared to 2011, demonstrating our program's design which emphasizes “at risk” pay.
Staples is the world’s largest office products company and second largest internet retailer. We operate a highly complex, multi-channel business and we currently serve businesses of all sizes and consumers in 26 countries. In September 2012, Staples announced a strategic plan to accelerate growth and outlined our vision: every product your business needs to succeed. As the Committee considered the compensation program for 2013, it focused on driving the highest level of engagement of our executive team to lead the organization through its strategic reinvention, and the importance of attracting and retaining world class talent capable of reshaping our business. To motivate our executives to execute on the key priorities of this plan, including to aggressively pursue growth opportunities, improve cross channel coordination and adapt the business to meet the changing needs of our diverse customer base, the Committee made further changes to our compensation program for fiscal year 2013. These changes include increasing the percentage of compensation that is performance-based or “at risk,” re-tooling the goals to prioritize sales growth, incorporating a relative TSR performance measure and, overall, streamlining the long term incentive program into a single element of performance shares. These changes, which align with feedback we received from our stockholders, are discussed in more detail below.

Business Highlights

•	Developed and launched company-wide strategic reinvention plan:

◦	Reorganized North American business structure by combining our retail and online businesses to better meet the changing needs of our customers.

◦	More than tripled our assortment on Staples.com, ending the year with 100,000 products.

◦	Announced plan to improve retail store productivity in North America by reducing square footage by 15 percent by 2015.

◦	Launched plan to achieve $250 million of annual pre-tax cost savings by 2015.

◦	Restructured European businesses including closure of 15 percent of European stores.

•	Generated operating cash flow of $1.2 billion and invested $350 million in capital expenditures, resulting in free cash flow of $870 million.

•	Remained committed to returning excess cash to shareholders with share repurchase and cash dividends totaling $743 million.

Changes to Our Compensation Program

2013 Changes. In March 2013, the Committee engaged in a series of discussions focused on potential changes to the compensation program, including a strategic review of executive compensation with its independent executive compensation consultant in light of the new business strategy. The Committee, after receiving feedback from the stockholders and the independent compensation consultant, challenged the prior program design assumptions and focused on evaluating the performance metrics for each pay element and how those metrics worked together to incent management to execute on the Company's reinvention plan and drive long term stockholder value. As part of this assessment, the Committee considered the complexity of the business, historical regression analysis previously discussed with management, the independent compensation consultant's input on current market practices and prior years' say-on-pay votes, with a desire to create a stronger link between pay and performance and simplify our executive compensation program.

The Committee made the following changes to our 2013 executive compensation program:

•
To support our growth strategy, our annual cash bonus plan performance metrics will be 50% earnings per share (EPS) and 50% sales. The sales component is weighted 25% total company sales and 25% sales beyond office supplies. For purposes of calculating this metric, the Company defines “office supplies” as paper, ink, toner and core office products (writing, folders, paperclips, etc.).

•
To emphasize long term stockholder value creation, our long term awards will be in the form of performance shares with performance metrics of 50% return on net asset percentage (RONA%) and 50% sales growth. These long term awards will be subject to a three year performance period, with goals set annually for each year of the cycle. In addition, any award earned based on performance against these metrics will be increased or decreased by 25% based on the Company's cumulative total shareholder return (TSR) over the three year performance period relative to the S&P 500.

•	To ensure pay for performance alignment, we eliminated annual grants of time-based restricted stock awards and stock options, resulting in a 100% performance-based long term program.

•	To simplify the program, the long term incentive program will be comprised solely of performance shares.

As a result of these changes, beginning in 2013, “at risk” performance-based compensation increases to an average of 82%, with 100% of long term incentive compensation “at risk.” The chart below shows each element at target, as well as the "at risk" portion of total direct compensation.

* The new performance shares and the annual cash bonus awards represent "at risk" compensation since minimum levels of performance must be attained in order for any payout to occur.

Stockholder Feedback and Say-on-Pay Results. In evaluating the 2013 compensation program, the Committee carefully evaluated the results of our 2012 advisory vote on executive compensation, and the feedback from our annual stockholder outreach program served as an important resource. The table below illustrates how 2013 changes are in line with stockholder feedback. For a discussion of the stockholder outreach program and the impact on other governance changes, please see the “Corporate Governance” section of this proxy statement.

Stockholder Feedback		2013 Compensation Program
increase focus on pay for performance	✓	• long term incentive is 100% performance-based
decrease emphasis on options and time vested restricted stock	✓	• annual grants of stock options eliminated • annual grants of time vested restricted stock eliminated
over reliance on similar metrics in both short and long term incentive programs	✓	• annual cash bonus awards: EPS, total company sales and sales beyond office supplies • new performance shares: RONA% and sales growth, with relative TSR multiplier
consider relative performance metric	✓	• relative TSR component added to long term incentive program
unclear if long term incentives reward long term performance	✓	• relative TSR multiplier will be based on performance over three year performance period

We also have enhanced our disclosure in several areas in response to stockholder feedback. In this CD&A, we have provided charts for each pay element showing the target awards and, where applicable, payouts in our discussion of each performance-based pay element. We also have included a discussion below about how we set our goals. In the future, we also intend to adjust our review of relative pay to use the realizable pay formula recommended by ISS in its 2013 U.S. Summary guidelines.

2012 Changes. Following the 2011 advisory vote on executive compensation, the Committee made certain changes that took effect in 2012. These changes are reflected in the 2012 compensation, which is the subject of this CD&A. These changes included:

•	Revised long term cash incentive program goals from annual goals to a 3 year cumulative goal.

•	Decreased use of stock options and increased use of performance-based long term cash incentives.

•	Targeted market median rather than 75th percentile for long term incentives.

•	Included different measures of performance for annual and long term incentive goals.

•	Decreased stockholder dilution by replacing equity incentives with cash for associates below the director level.

Review of 2012 Executive Compensation and 2012 Committee Actions
Our pay mix emphasizes "at risk" performance-based compensation.
2012 Compensation. The chart below highlights the extent to which 2012 total pay opportunity is "at risk" performance-based compensation. The percentage of each element at target is shown, as well as the "at risk" portion of total direct compensation.

* The long term cash component of the long term incentive portfolio and the annual cash bonus awards are performance-based plans and represent "at risk" compensation since minimum levels of performance must be attained in order for any payout to occur. Similarly, we view the stock option component of our long term equity incentives as performance-based and "at risk" since the stock price at exercise must exceed the original fair market value grant price in order to provide any value to the executive.

CEO pay decreased substantially in 2012.
Total CEO compensation for 2012 as reported in our summary compensation table decreased 27% from 2011. This decrease is due to lower payouts on performance-based compensation, including no payout for 2012 under the annual and long term cash plans, and reduced option awards. The alignment between pay and performance in 2012 is attributable to our emphasis on “at risk” pay. Moreover, due to underperformance in 2012, payments in connection with the 2012 annual cash bonus, amounts that could have been earned under our 2010-2012 and 2011-2013 long term cash awards and the number of shares that could have been earned under the 2010 Special Performance and Retention Share awards, together which could have totaled $4,772,242 for target performance, resulted in zero payout based on 2012 actual results.

CEO pay has been aligned with long term performance.

•	On a three year basis (2009-2011), CEO pay has been aligned with performance.
The following table that was reviewed by the Committee reflects, relative to our peer group, the alignment between our CEO's base salary, total cash compensation, TDC, and the Company's performance as measured by total shareholder return, earnings per share growth and return on invested capital over the 2009-2011 period. When the Committee performed the review in December 2012, complete proxy based compensation data was only available through 2011, so the Committee's analysis was limited through such period. In reviewing each of the compensation components, the Committee placed greatest emphasis on sustained performance and on realizable TDC over the three year period, as opposed to the annual TDC reported in our summary compensation table because the compensation program is designed to promote long term sustained performance and realizable TDC reflects the real value of the equity awards and increases and decreases as the share price changes. The percentiles in the tables show, relative to our peer group, the CEO's position with respect to each compensation element and Staples' position with respect to each performance measure.

3 Year Financial Performance - 2009 - 2011
Percentile
Base Salary
Total Cash
TDC (Realizable) (1,2)
TDC (As Reported Value) (2)
Total Shareholder Return CAGR
EPS CAGR
ROIC Average %
75th
50th
25th
Actual Performance
-0.5%
2%
5.8%
Percentile vs. Peer Group
48%
35%
38%
66%
19%
30%
83%

(1) For the above table, realizable TDC is the sum of base salary, annual cash bonus paid and the realizable value of equity, which is the sum of the market value on October 31, 2012 (the date of the analysis) of restricted stock grants awarded over the relevant period and the value of stock options awarded over the relevant period as determined by subtracting the grant price from the closing price of $11.52 on October 31, 2012.
(2)    Includes the impact of special equity awards.

Our executive compensation program is aligned with long term performance.
As part of the Committee's annual compensation review, the Committee assessed whether our compensation program was aligned with our performance relative to our peer group. The Committee analyzed our NEOs' compensation against our overall performance on both a one year and three year basis. In addition to the one year 2011 data and the three year 2009 - 2011 proxy data, the Committee also considered 2012 year to date performance at the time of the review. While the Committee believes financial performance should be the most significant driver of compensation, other factors that drive long term value for stockholders are also taken into account by the Committee, including achievement of operational, strategic, and qualitative objectives.

Based on the its 2012 review of executive compensation, the Committee concluded that:

•
For the three year 2009 - 2011 period, compensation decisions were aligned with the marketplace. We successfully aligned compensation with short and long term business objectives. We motivated and retained executives during periods of high volatility in the stock market, a strong market for talented executives and a challenging economic environment.

•
Overall individual compensation was appropriate in view of relative and absolute performance primarily based on the 2009 - 2011 realizable TDC for the CEO and the 2011 realizable and as reported compensation being aligned with performance.

•	Each of the NEOs had challenging and wide ranging responsibilities commensurate with their overall pay package.

Our performance goals in 2012, and historically, are set to be challenging.
We set our goals for our incentive programs within the first 90 days of the fiscal year. Historically, target performance goals are aligned with our projected outlook for the upcoming year and our fiscal year operating plan. For example, our 2012 target performance goals can be viewed in light of our publicly disclosed outlook. In March 2012, in connection with our 2011 fourth quarter and year-end earnings press release, we issued guidance for 2012 that EPS was expected “to increase in the high single-digits versus adjusted diluted earnings per share of $1.37 achieved in 2011” and that we expected “full year sales to increase in the low single-digits compared to the prior year.” Accordingly, the 2012 EPS and corporate sales performance goals, also set in March, were $1.49 and $25.85 billion, respectively, reflecting high single digit EPS growth and low single digit sales growth. These goals are consistent with our historical practice of setting realistic but challenging goals in an unpredictable and volatile economic environment. Our 2013 goals were set in the same manner. Our practice is to disclose such goals after the performance period is completed.
The table below highlights our history of setting challenging performance goals.

Performance Award	Payout/Achievement
Annual cash bonus awards	• None in 2012 • Average 75% achievement of target 2009-2011 • None in 2008
Long term cash awards (1 year goals over 3 year performance period)	• No achievement in 2012 • 41% achievement in 2011 • 96% achievement in 2010
2010 performance share awards (1 year goals over 3 year performance period)	•No achievement in 2012 •58% achievement in 2011 •93% achievement in 2010
2007 CEO performance share award (5 year goal 2007-2011)	None

Description of Overall Executive Compensation Program

Pay Philosophy and Mix

We seek to achieve our executive compensation objectives by relying on the compensation philosophy articulated below and through the use of the four compensation components, summarized in the table that follows. In determining the amount and mix of compensation elements for each NEO, the Committee relies upon its judgment and not upon rigid guidelines or formulas.
Pay Philosophy
The Committee periodically reviews its pay philosophy. Our current pay philosophy is as follows.
Our executive compensation philosophy is that a significant portion of compensation should be directly linked to Staples' overall performance, specifically:

•	Compensation program is pay for performance-based, with excellent results yielding relatively high pay and poor results yielding relatively low pay.

•	Salaries and incentives are targeted to median of our peer group.

Pay Mix

The table below summarizes the core elements of our 2012 compensation program for our NEOs.

	Base Salary	+	Annual Cash Awards	+	Long Term Cash Awards	+	Equity Awards

Principal Contributions to Compensation Objectives	Attracts, retains and rewards talented executives with annual salary that reflects the executive's performance, skill set and value in the marketplace.
• Focuses executives on annual financial and operating results.

• Links compensation to strategic plan.

• Enables total cash compensation to remain competitive within the marketplace for executive talent.

• Rewards achievement of long term business objectives and stockholder value creation.

• Propels engagement in long term strategic vision, with upside for superior performance.

• Retains successful and tenured management team.

Performance Goals			EPS, sales and operating income.		3 year cumulative RONA		Time-vested restricted stock (50% vest in 2 years; remaining vest in 3 years); Stock options.

2012 Base Salary
In March 2012, the CEO recommended a 2.5% increase in base salary for the COO and Presidents of NAC and NAS&O consistent with the budgeted salary increase for all associates. Ms. Komola was promoted to CFO in 2012 and her salary increased 21.6%. The Committee approved these increases and also decided to increase the CEO's salary by 2.5%, effective May 1, 2012. Including the increase, the CEO's base salary remains below the median of base salaries for chief executive officers in our peer group. The CEO's base salary is 11% of his annual target TDC. In general, the Committee allocates a greater percentage of the CEO's TDC to performance-based and equity incentives because the CEO is uniquely situated to influence our short and long term performance.

2012 Performance-Based Annual Cash Bonus (Amended and Restated Executive Officer Incentive Plan)
Each of the NEOs was eligible to participate in our Executive Officer Incentive Plan during our 2012 fiscal year. For 2012, the Committee selected three performance objectives, calculated as follows:

•
EPS (40%) - EPS is calculated using the amounts set forth in our financial statements. EPS is a funding mechanism for our annual cash incentive program and threshold performance must be attained for any payment to be earned. The 2012 EPS target goal was $1.49.

•	Operating Income (30%) - Gross profit less operating expenses. Incents associates to drive profitable business. The 2012 operating income target goal was $1,738 million.

•	Sales (30%) - Based on the amounts set forth in our financial statements. Incents associates to drive sales. The 2012 sales target goal was $25.85 billion.

The operating income and sales goals reflect total Company performance for Messrs. Sargent and Miles and Ms. Komola. The goals, other than EPS, for Messrs. Doody and Parneros are based on the performance of a combination of business units below the operating segment level and are not disclosed because it would cause us competitive harm. The undisclosed operating income and sales goals were set at a level of difficulty comparable to those of the Company goals.
Each performance objective has an associated threshold level that must be achieved for that portion of the bonus awards to be paid. Additionally, target and maximum levels are set with increased payouts for better than expected performance. Bonuses are not paid unless we achieve minimum EPS. The Company did not achieve the minimum earnings per share threshold and, therefore, no bonus was earned or paid to any of the plan participants for fiscal 2012 performance.
The table below sets forth the target award and payout for our 2012 fiscal year under the Executive Officer Incentive Plan. Threshold and maximum levels are disclosed in the “Grants of Plan-Based Awards for 2012 Fiscal Year” table in this proxy statement.

NEO	Target Award (% of Base Salary)	Payout

Ronald L. Sargent	$1,805,079 (150%)	$0
Christine T. Komola	$215,000 (50%)	$0
Michael M. Miles	$710,940 (100%)	$0
Joseph G. Doody	$485,366 (80%)	$0
Demos Parneros	$485,366 (80%)	$0

Changes to the 2013 Performance-Based Annual Cash Bonus
    Beginning in fiscal 2013, the performance objectives will be EPS (50%), total company sales (25%) and sales beyond office supplies (25%). The metrics are directly linked to our strategy for growing sales, particularly beyond our core categories.
2012 Long Term Incentives
In 2012, the Committee relied upon a portfolio approach to long term incentives that included a mix of long term cash incentive awards (40% of long term compensation target value), stock options (30% of total long term compensation target value), and time-based restricted stock (30% of long term compensation target value). This was a shift from the previous year of long term cash incentive awards (31% of long term compensation target value), stock options (41-42% long term compensation target value), and time-based restricted stock (27-28% of long term compensation target value). In the Committee's view at the time of grant in 2012, the chosen mix of long term equity awards and long term cash struck the appropriate balance in providing performance-based incentives that were aligned with stockholder interests and supporting retention of our talented senior executive team in a continually challenging economic environment.
2012 Equity Awards (Amended and Restated 2004 Stock Incentive Plan)
The Committee granted annual equity awards to all eligible associates (811 associates in 19 countries), including the NEOs, on July 2, 2012. Awards to the NEOs included:

•	Stock options, with an exercise price equal to the closing price on the grant date, vesting ratably over a four-year period; and

•	Tenure-based restricted stock, vesting 50% on the second anniversary of the grant date and 50% on the third anniversary of the grant date.

Annual time-based equity grants are awarded around the mid-point of our fiscal year (after our prior year performance appraisal and bonus award processes have been completed) to serve as an additional recognition event that may drive current year and future performance.

2012 Long Term Cash Awards (Amended and Restated Long Term Cash Incentive Plan)
Beginning in fiscal 2012, the performance objectives for our long term cash awards changed from EPS, RONA, and sales to a single performance objective, RONA. In addition, and in response to stockholder feedback, rather than setting annual goals each year over the three year performance period, a cumulative three year RONA goal was set at the beginning of the performance period. At the end of the three year period, the Committee will certify results based on the cumulative three year RONA. The Committee believes that RONA, along with revenue growth, are appropriate measures of long term value creation and are therefore appropriate long term incentive metrics.
The Committee approved the target awards for the NEOs for the 2012-2014 award for our long term cash awards, as noted in the table “Grants of Plan-Based Awards for 2012 Fiscal Year”. The award was made on July 2, 2012. We will disclose the 3 year cumulative RONA goal and the level of achievement against the goal after the performance period is completed.
For the outstanding 2010-2012 and 2011-2013 long term cash awards under the 2010 Long Term Cash Incentive Plan, one third of the target award is applied as a target amount for each of the three fiscal years within the performance cycle. At the end of the performance cycle, the Committee, upon the certification of the results, will determine the amount of the payment to be made to a participant by adding the amounts earned in each component year of the performance period, with each year's payment reflecting proven performance in relation to the goals achieved for that 12 month period. For the 2012 plan year of these awards, the Committee approved EPS, sales and operating Income as the performance metrics. The goals are the same as the annual cash bonus plan.

The table below sets forth the achievement of goals over the 2010-2012 performance period, target award and actual payout of the 2010-2012 long term cash awards. The payout was certified in March 2013 by the Committee.

NEO	3 Year Performance Period Achievement (2010 - 2012)			Target Award	Payout	% of Target
	2010 (EPS, Sales and RONA)	2011 (EPS, Sales and RONA)	2012 (EPS, Sales and Operating Income)
Ronald L. Sargent	96%	41%	0	$2,550,900	$1,166,226	46%
Christine T. Komola	96%	41%	0	$116,500	$53,262	46%
Michael M. Miles	96%	41%	0	$1,164,400	$532,388	46%
Joseph G. Doody	96%	41%	0	$682,100	$311,844	46%
Demos Parneros	96%	41%	0	$682,100	$311,844	46%

Changes to the 2013 Long Term Incentives
Beginning in fiscal 2013, for our executives, long term cash awards, and annual grants of time based restricted shares and stock options will be replaced entirely with performance shares. The performance shares will be granted with a three year performance cycle, with RONA% (50%) and sales growth (50%) goals, set annually. At the end of the three year performance cycle, TSR will be reviewed over the three year period against TSR for the S&P 500 over the same period. If our TSR for that period is in the top one-third of the S&P 500, the share payout (if any, based on achievement of the goals) will increase by 25%. Conversely, if our TSR is in the lower one-third of the S&P 500, the number of shares to be paid out will decrease by 25%.
Prior Year Equity Awards
2010 Special Performance and Retention Share Awards: In March 2013, the Board certified the results of the 2010 Special Performance and Retention Share Awards. Pursuant to the awards, each recipient was eligible to receive shares following the satisfaction of certain performance objectives over the three year performance cycle, which included fiscal years 2010, 2011 and 2012. For the 2012 plan year of these awards, the Committee approved EPS and RONA as the performance metrics, each weighted 50%. The EPS goal was set in line with the annual cash bonus awards. The RONA goal for 2012 was set as $12.1 million. Shares awarded upon certification by the Board vest as follows: 33% on the share payout date, 33% on the first anniversary of share payout date and the remaining 34% on the second anniversary of share payout date.
The table below sets forth the achievement of goals over the 2010-2012 performance period, target award and actual payout of shares under the 2010 Special Performance and Retention Share Awards.

NEO*	3 Year Performance Period Achievement			Target Award (shares)	Payout	% of Target
	2010 (EPS and RONA)	2011 (EPS and RONA)	2012 (EPS and RONA)
Ronald L. Sargent	93%	58%	0	281,250	141,891	50%
Michael M. Miles	93%	58%	0	100,000	50,451	50%
Joseph G. Doody	93%	58%	0	60,000	30,270	50%
Demos Parneros	93%	58%	0	60,000	30,270	50%

* Ms. Komola did not receive a 2010 Special Performance and Retention Share Award, which awards were granted prior to her promotion to CFO.

Retirement and Other Benefits
We do not have a defined benefit pension plan in which our NEOs participate. However, our NEOs are eligible to participate in defined contribution plans. These plans include a standard 401(k) qualified plan and a Supplemental Executive Retirement Plan ("SERP"). Both plans are fully funded by the NEOs and supported by Staples through limited matching contributions. They are also eligible to participate in our 401(k) qualified plan on the same basis as our other salaried associates; however, their contributions are limited to 2% of eligible compensation. Due to the limitations on our officers' ability to contribute to our 401(k) plan, we have the SERP, which is a non-qualified deferred compensation plan generally intended to provide comparable benefits above the applicable limits of our 401(k) qualified plan. Under the SERP, officers of Staples may defer a total of up to 100% of their base salary, bonus, and long term cash incentive awards and receive matching contributions up to a maximum of 4% of base salary and bonus.
Additionally, the NEOs are eligible to participate in standard health and welfare programs on the same basis as our other salaried associates. These programs include medical, dental, vision, disability, and supplemental life insurance. We also have an Executive Benefits Program consisting of life insurance, long term care insurance, supplemental long term disability, a survivor benefit plan, and an executive physical and registry program. This program was implemented to enhance our retirement and benefit offerings for senior management and to further support our efforts to attract and retain top talent. All senior officers of Staples, including the NEOs, are eligible to participate in this program. For each plan or policy described above that requires payment of periodic premiums or other contributions, we generally pay such premiums or other contributions for the benefit of each NEO.
Executive Perquisites
Our executive compensation program is relatively free of perquisites. The Committee views our limited executive perquisites as reasonable and very limited compared to our peer group companies. To reinforce this position, the Committee has in past years adopted formal policies regarding personal use of our leased aircraft and reimbursement for tax planning services for senior officers. Most recently, the Committee adopted a policy prohibiting gross up payments to cover taxes triggered by a change in control in any future compensation, severance, or employment-related agreement.
Aircraft Policy.    Under our aircraft policy, our CEO is permitted to use our leased aircraft for personal use so long as the incremental cost to Staples is treated as compensation income to our CEO. Subject to prior approval by our CEO and similar compensation treatment, other NEOs may also use our leased aircraft for personal use. There was no personal use of our leased aircraft during our 2012 fiscal year.
Tax Services Reimbursement Program. We reimburse each NEO, other than our CEO, up to $5,000 each year for tax, estate, or financial planning services or advice from a pre-approved list of service providers that must not include our outside auditors. Our CEO is reimbursed up to $50,000 each year for these services. The Committee annually reviews the amounts paid under this policy for compliance. The reimbursements are not grossed up for taxes.
Policy against reimbursement of excise tax on change in control payments.  In March 2011, the Committee adopted a policy that, unless required by law, prohibits Staples from entering into any future compensation, severance, or employment-related agreement that provides for a gross up payment to cover taxes triggered by a change in control, including taxes payable under Section 280G of the U.S. Internal Revenue Code. Under the terms of Mr. Sargent's long standing severance benefits agreement, we would reimburse Mr. Sargent for any excise tax due under Section 280G of the U.S. Internal Revenue Code incurred in connection with a termination without cause or resignation for good reason following a change in control of Staples. Mr. Sargent is the only executive with this benefit.

2012 Compensation for Departing NEOs
John Mahoney. In September 2011, Staples announced that, effective February 2, 2012, Ms. Komola would succeed John Mahoney as CFO, however Mr. Mahoney remained Vice Chairman until his retirement on July 6, 2012. In connection with his departure, Staples entered into an agreement with Mr. Mahoney for advisory services as a consultant. Pursuant to the agreement, Mr. Mahoney agreed to provide advisory services for a period of eight months beginning, July 7, 2012 and continuing until March 6, 2013, at a rate of $37,500 per month for a total compensation of $300,000. As a consultant, Mr. Mahoney is not eligible for any additional health or welfare benefits. Mr. Mahoney did not receive any 2012 equity awards.
Michael Miles. Staples announced the resignation of Mr. Miles in December 2012, effective on the last day of our 2012 fiscal year. This event entitled Mr. Miles to severance pay and benefits under his existing severance agreement. See “Payments Upon Termination or Change-in-Control” in this proxy statement for a discussion of the severance benefits paid to Mr. Miles. In addition, beginning on February 3, 2013, Mr. Miles is employed on a part time basis to consult on transitional matters related to the Company's international affairs and operations. In consideration of providing these services through August 3, 2013, he is entitled to $1,000 a month. While serving in this role, he will not be eligible for any other cash or new equity incentives, and his existing equity awards will remain outstanding.

The Committee's Processes
The Committee has established a number of processes to help ensure that our executive compensation program meets its objectives and is consistent with the pay philosophy described at the beginning of this CD&A.
Independent Compensation Consultant
Our Committee charter authorizes the Committee to engage independent legal and other advisors and consultants as it deems necessary or appropriate to carry out its responsibilities and prohibits the Committee's compensation consultants from serving as Staples' regular advisors and consultants. Accordingly, in our 2012 fiscal year, the Committee continued to use, pursuant to a written agreement, Exequity LLP as an independent advisor to advise on and assist the Committee with executive compensation matters. Under the terms of Exequity's agreement, Exequity is responsible for, among other matters:

•	Reviewing total compensation strategy and pay levels for executives.

•	Performing competitive analyses of outside board member compensation.

•	Examining all aspects of executive compensation programs to ensure that they support the business strategy.

•	Preparing for and attending selected Committee and Board meetings.

•	Supporting the Committee in staying current on the latest legal, regulatory and other industry considerations affecting executive compensation and benefit programs.

•	Providing general counsel and advice to the Committee with respect to all compensation decisions pertaining to the CEO and all compensation recommendations submitted by management.

During our 2012 fiscal year, the independent consultant advised, and frequently made recommendations to, the Committee on compensation matters for all officers and directors, advised on and made recommendations on all matters pertaining to compensation of our CEO, and met with the Committee in executive session without the presence of management. Consistent with the terms of the written agreement and the Committee charter, Exequity has, with the knowledge and consent of the Committee, provided advice and expertise to management on matters to be presented by management to the Committee. Exequity has not performed services for Staples that were unrelated to Committee related matters. During 2012, Exequity assisted management by performing Section 280G calculations, which were provided to the Committee, and providing experience based executive market data related to executive and non-executive positions. Most of the data reviewed by the Committee is generated by management and reviewed and advised upon by the compensation consultant. The principal consultant from Exequity attended four of the five Committee meetings during our 2012 fiscal year. Exequity was paid $60,993 for services rendered during 2012. In March 2013, the Committee performed a conflicts of interest assessment with respect to Exequity and no conflict of interest was identified.

Benchmarking

In March 2012, the Committee set compensation for the NEOs based on its December 2011 review of 2008-2010 compensation, its assessment of our 2011 performance, and general consideration of the totality of the data, advice, and information provided by management and Exequity.

In December 2012, the Committee evaluated the competitiveness of our NEOs' compensation relative to marketplace norms and practices by analyzing current proxy statement data from our peer group. During the course of this analysis, the Committee focused on whether Staples' pay practices were aligned with performance. This analysis was intended to inform the Committee as to whether any changes to the executive compensation program were needed.

The Committee evaluated, relative to the 2011 and three year (2009-2011, CEO, CFO and Chief Operating Officer ("COO") only) proxy statement data for the peer group, the competitiveness of base salary, total cash compensation (base salary plus annual cash bonus), and TDC, with a focus on total cash compensation and TDC. The Committee then analyzed its findings in relation to Company performance as measured by one year and three year TSR, EPS, revenue growth, free cash flow, and ROIC.
TDC was reviewed in two ways. First, to provide a view of the "realizable TDC" in 2011, the value of TDC was analyzed, at the date the data was analyzed (October 31, 2012, when our stock price was $11.52), taking the sum of the base salary, annual cash bonus paid, "in the money" value of annual stock option grants, and the value of restricted stock awards or other long term incentives. Second, to provide the value of the "as reported" overall TDC at grant, the value of TDC was analyzed by taking the sum of base salary, annual cash bonus, value of annual stock options as reported in our proxy statement, value of the restricted stock awards as reported in the proxy statement, and the value of long term incentive grants at target.

Peer Group
The Committee plans to review our peer group every three years. The most recent comprehensive review of our peer group was performed in September 2012. The peer group analysis was conducted by the Committee's independent consultant. The current peer group was analyzed using a proprietary model to compare the “fit” of each of the peer group companies to Staples' profile based on industry, company size, market valuation, and performance. The composition of our peer group goes beyond just retailers and business to business competitors. The Committee compared the scores of the peer group companies to the scores of fifteen other potential peer companies that fit the profile. Based on a quantitative and qualitative assessment, the Committee decided not to make any changes to the existing peer group. The companies in our peer group are:

Amazon.com, Inc.	Kohl's Corporation	Starbucks Corp.
Best Buy Co., Inc.	Limited Brands, Inc.	Sysco Corporation
Costco Wholesale Corporation	Lowe's Companies, Inc.	Target Corporation
FedEx Corporation	Macy's, Inc.	The TJX Companies, Inc.
Gap Inc.	Office Depot, Inc.	Walgreen Co.
Home Depot, Inc.	OfficeMax Incorporated	Xerox Corporation
J.C. Penney Company, Inc.	Safeway Inc.

Compensation Findings

Based on its review of the data, the Committee's key findings for the 2012 NEOs are summarized in the table below. Our findings for our CEO's benchmarking review are presented earlier in the Executive Summary. The table below reflects our findings, relative to our peers, of how our CEO, CFO, and NAC and NAS&O Presidents' base salary, total cash compensation, realizable TDC and TDC as reported in our proxy statement compared, over the 2011 period, to total shareholder return, EPS growth, revenue growth, and return on invested capital.

1 Year Financial Performance - Fiscal 2011

Percentile
Base Salary
Total Cash
TDC (Realizable) (1)
TDC (As Reported Value)
Total Shareholder Return
EPS Growth
ROIC %
75th
50th
25th
Actual Performance
-33.9%
7.9%
9.7%

Percentile vs. Peer Group	Base Salary	Total Cash	TDC (Realizable) (1)	TDC (As Reported Value)	Total Shareholder Return	EPS Growth	ROIC %
♦ CEO	44%	41%	25%	36%			
▲ CFO	3%	4%	10%	5%	10%	39%	60%
■ President NAS&O	29%	35%	24%	34%			
● President NAC	29%	38%	25%	35%

(1)    Realizable TDC is the sum of base salary, annual cash bonus paid and the realizable value of equity, which is the sum of the market value on October 31, 2012 (the date of the analysis) of restricted stock grants awarded during the period and the value of stock options awarded during the period as determined by subtracting the grant price from the closing price of $11.52 on October 31, 2012.

Analysis and Conclusions
In December 2012, the Committee reviewed the 2011 and 2009-2011 compensation levels of our NEOs in view of this data and determined that overall compensation was appropriate in view of relative and absolute performance. The Committee's determination was based primarily on the three year realizable TDC for the CEO and the one year realizable and reported compensation elements, all of which were below median for the other NEOs. The Committee also considered, in comparison to the peer data of similarly situated executives, the officers' respective roles and responsibilities within the Company. The Committee's key findings were:

•	On balance, our three year performance and total cash and realizable TDC all were generally aligned and were below the median for the CEO.

•	The one year realizable TDC for all the NEOs was at or below the 25th percentile of the peer group.

•	The one year reported TDC for all the NEOs approximated the lower third of the peer group.
Recognizing the importance of an even stronger emphasis on pay for performance and accounting for feedback from our stockholder outreach program, the Committee decided to eliminate time based restricted stock and stock options for our executive officers and to replace them with performance shares beginning in fiscal year 2013.
Tally Sheets/Termination Scenarios
For our NEOs, the Committee reviews all components of compensation, including salary, bonus, current vested and unvested long term incentive compensation, the current value of owned shares, and cost to us of all perquisites and benefits. In addition, the Committee periodically reviews similar information for other senior executives. The Committee also reviews the projected payout obligations under potential retirement, termination, severance, and change-in-control scenarios to fully understand the financial impact of each of these scenarios to Staples and to the executives. Documentation detailing the above components and scenarios with their respective dollar amounts was prepared by management for each of our NEOs and reviewed by the Committee in March 2012. This information was prepared based on compensation data as of the end of fiscal year 2011 and assumed that the various scenarios occurred at the end of fiscal year 2011. Similar termination scenario information with respect to our 2012 fiscal year is presented under the heading "Potential Payments upon Termination or Change-in-Control." Based on this review and the views of the Committee's independent compensation consultant, the Committee found the total compensation for each of our NEOs under these various scenarios to be reasonable. Many factors were considered, including, but not limited to, the contributions of the executive to Staples, the financial performance of Staples, the marketplace, the particular contemplated scenario and the guidance provided by the compensation consultant.
Input from Management
Certain officers within our Human Resources department regularly attend Committee meetings to provide information and recommendations regarding our executive compensation program, including the Executive Vice President of Human Resources and Vice President of Compensation and Benefits. Among other things, these officers present our CEO's recommendations regarding any change in the base salary, bonus, equity compensation, goals related to performance-based cash or equity compensation and other benefits of other senior executives. These officers also compile other relevant data at the request of the Committee. The CEO's recommendations are based in part on the results of annual performance reviews of the other executives. The Committee is not bound by such recommendations but generally takes them into consideration before making final determinations about the compensation of such executives other than our CEO. The CEO, at the discretion of the Committee, may be invited to attend all or part of any Committee meeting to discuss compensation matters pertaining to the other executives, and in fiscal 2012, he attended four of the five Committee meetings. When discussing compensation matters pertaining to our CEO, the Committee generally meets in executive sessions with its independent compensation consultant without any member of management present.
Administration of Incentive Plans
The Board and the Committee, through delegated powers, have broad discretion in administering the cash and stock incentive plans. This discretion includes the authority to grant awards, determine target awards, and select performance objectives and goals, along with the ability to adopt, amend and repeal such administrative rules, guidelines and practices as deemed advisable. In addition, the Committee has broad discretion to modify awards and determine goal attainment and the payment of awards under each plan. The Committee may determine to what extent, if any, specific items are to be counted in the relevant financial measures for any particular business and whether special one-time or extraordinary gains and/or losses and/or extraordinary events should or should not be included or considered in the calculation of goals. For the cash incentive plans, the Committee can decrease but not increase cash awards.
The Board has delegated authority to the Chairman and CEO to grant stock options, restricted stock units and restricted stock to non-executive employees out of an annual pool of 600,000 shares. On October 1, 2012, a special new hire stock option award was granted for 426,812 stock options to John Wilson, who joined the company as President, Staples Europe. These stock options included a pro rata 2012 award, as well as additional stock options in lieu of a fiscal 2013 grant. The annual pool is designed to be used between quarterly Committee meetings to facilitate making new hire and retention grants and to reward special accomplishments and achievements of associates. Awards from the annual pool are granted on the earlier of the first business day of the month that follows appropriate approval or two business days after the Committee's ratification of the award.

Related Policies and Considerations
Risk Assessment
In December 2012, the Committee conducted its annual risk assessment of our executive officer compensation programs. The evaluation included an analysis of the appropriateness of our peer group, compensation mix, performance metrics, performance goals and payout curves, payment timing and adjustments, equity incentives, stock ownership guidelines/trading policies, performance appraisal process and leadership/culture. In addition, the Committee reviewed the major compensation plans with regard to the number and type of associates covered, performance measures, total cost at target of each program and risk mitigators attributable to each of the programs. The risk mitigators included the balanced mix of cash and equity incentives, the mix and quality of the performance metrics, the stock ownership guidelines and an aggressive recoupment policy. The Committee also considered and reviewed the executive compensation issues raised by the participants in the Company's corporate governance outreach program and the changes made to the executive compensation program as described earlier in this CD&A. Based on its evaluation and recognizing that all compensation programs are inherently risk laden, the Committee determined that the level of risk within our compensation programs was appropriate and did not encourage excessive risk taking by our executives. Accordingly, the Committee concluded that our compensation programs will not have a material adverse effect on the Company.
Best Practices
We historically have implemented compensation best practices. These practices include:

• No employment agreements for NEOs • No tax gross up payments in future agreements • Stock ownership guidelines • Aggressive "clawback" policy • Predetermined stock grant date
• Double trigger change in control provisions in severance agreements
• Policy prohibiting hedging
• Minimal perks
• Independent compensation consultant hired by the Committee performs no other services for the Company

Some highlights:

Stock Ownership Guidelines. Within five years of becoming a senior executive, our senior executives must attain minimum ownership of Staples common stock equal in value to at least a defined multiple of their salary. The CEO must attain 5x salary.

Recoupment Policy.  Our annual cash bonus plans, long term incentive plans and/or agreements and severance arrangements provide for forfeiture and recovery of undeserved cash, equity and severance compensation from any associate that engages in certain particularly harmful or unethical behaviors such as intentional deceitful acts resulting in improper personal benefit or injury to the company, fraud or willful misconduct that significantly contributes to a material financial restatement, violation of the Code of Ethics and breach of key associate agreements.
Hedging. Our Insider Trading Policy prohibits, among many other actions, our associates and directors from entering into derivative transactions such as puts, calls, or hedges with our stock.

Our significant policies are located in the Corporate Governance section of our website, www.staples.com.

Tax and Accounting Implications
Under Section 162(m) of the Internal Revenue Code, certain executive compensation in excess of $1 million paid to our CEO and to our three most highly compensated officers (other than the CEO and CFO) whose compensation is required to be disclosed to our stockholders under the Securities Exchange Act of 1934, is not deductible for federal income tax purposes unless the executive compensation is awarded under a performance-based plan approved by stockholders. To maintain flexibility in compensating executive officers in a manner designed to promote varying corporate goals, the Committee has not adopted a policy that all compensation must be deductible. The Committee intends, to the extent practicable, to preserve deductibility under the Internal Revenue Code of compensation paid to our executive officers while maintaining compensation programs that support attraction and retention of key executives.
All annual cash bonus awards, long term cash awards, stock options and performance shares awarded to our NEOs are paid pursuant to plans approved by our stockholders and are potentially deductible for us. Time-based restricted stock does not qualify for the performance-based exception to Section 162(m), but the Committee in prior years has determined that the retention benefit derived from such awards outweighed any potential tax benefit to us.
The compensation that we pay to our NEOs is expensed in our financial statements as required by U.S. generally accepted accounting principles. As one of many factors, the Committee considers the financial statement impact in determining the amount of, and allocation among the elements of, compensation. Stock-based compensation is accounted for as required under FASB ASC Topic 718.

Compensation Committee Report
The Compensation Committee of Staples' Board of Directors has reviewed and discussed the Compensation Discussion and Analysis required by Item 402(b) of Regulation S-K with management and, based on this review and discussion, recommended to the Board that the Compensation Discussion and Analysis be included in this proxy statement.

Compensation Committee:
Paul F. Walsh, Chairperson Carol Meyrowitz Robert Nakasone

SUMMARY COMPENSATION TABLE

The following table sets forth, at the end of our 2012 fiscal year, certain information concerning the compensation of our CEO, CFO, and the three other most highly compensated executive officers, as well as our former CFO, who we refer to collectively as the "named executive officers."

Name and Principal Position	Year	Salary ($)	Stock Awards ($) (1)(2)	Option Awards ($) (1)(3)	Non-Equity Incentive Plan Compensation ($) (4)	All Other Compensation ($) (5)	Total ($)
Ronald L. Sargent	2012	1,203,386	2,467,504	2,467,502	—	336,212	6,474,604
Chairman & CEO	2011	1,174,035	2,272,908	3,401,201	1,427,996	584,964	8,861,104
	2010	1,145,400	7,692,604	3,401,201	2,448,010	477,978	15,165,193
Christine T. Komola	2012	430,000	181,208	181,203	—	58,224	850,635
CFO(6)
Michael A. Miles, Jr.	2012	710,940	1,114,013	1,114,000	—	1,841,771	4,780,724
President & Chief Operating Officer(7)	2011	710,940	996,103	1,552,601	613,615	72,785	3,946,044
	2010	693,600	2,923,105	1,552,603	1,031,242	81,291	6,281,841
Joseph G. Doody	2012	606,708	650,705	650,702	—	122,515	2,030,630
President, North American Commercial	2011	591,910	577,606	909,401	482,312	164,948	2,726,177
	2010	538,100	1,733,818	909,403	643,060	92,345	3,916,726
Demos Parneros	2012	606,708	650,705	650,702	—	129,674	2,037,789
President, North American Stores & Online	2011	591,910	577,606	909,401	458,369	142,909	2,680,195
	2010	538,100	1,733,818	909,403	668,773	81,443	3,931,537
John J. Mahoney	2012	311,779	—	—	—	389,008	700,787
Former Vice Chairman & CFO(6)	2011	710,940	996,103	1,552,601	613,615	201,620	4,074,879
	2010	693,600	2,923,105	1,552,603	1,031,242	138,529	6,339,079

(1)
The amounts shown in the Stock Awards and Option Awards columns represent the aggregate grant date fair value of awards computed in accordance with Financial Accounting Standards Board ("FASB") Accounting Standards Codification ("ASC") Topic 718, not the actual amounts paid to or realized by the named executive officers during our 2012, 2011 and 2010 fiscal years. An explanation of the vesting of restricted stock awards and option awards, as well as the methodology for payouts under the 2010 Special Performance and Retention Awards granted in 2010, is discussed in the footnotes to the Grants of Plan-Based Awards for 2012 Fiscal Year and Outstanding Equity Awards at 2012 Fiscal Year End tables below.

(2)
The fair value of these awards, which constitute restricted stock awards, is based on the market price of our common stock on the date of grant. For 2010, the amounts also include the 2010 Special Performance and Retention Awards, for which the fair value is calculated at the target share payout as of the grant date.

(3)
The fair value of each stock option award is estimated as of the date of grant using a binomial valuation model. Additional information regarding the assumptions used to estimate the fair value of all stock option awards is included in Note M in the Notes to the Consolidated Financial Statements contained in our Annual Report on Form 10-K for our 2012 fiscal year.

(4)	No amounts were earned in Fiscal 2012 under our Executive Officer Incentive Plan or our Long-Term Cash Incentive Plan as a result of performance below thresholds for payout under these plans.

(5)	Includes the following items, as applicable for each named executive officer:

•	Contributions made on a matching basis pursuant to the terms of our 401(k) plan and Supplemental Executive Retirement Plan ("SERP");

•	Dividend equivalents paid on shares of restricted stock granted prior to January 2009;

•
Premiums paid under our executive life insurance and long-term disability plans, reimbursement of taxes owed with respect to such premiums, and premiums paid under our long-term care plan. In fiscal year 2012, annual premiums paid under our executive life insurance plan for Messrs. Sargent, Doody, Parneros and Mahoney and Ms. Komola were $100,000, $50,000, $30,000, $55,000 and $19,304 respectively. There was no annual premium paid for Mr. Miles in 2012. Mr. Miles' life insurance coverage is in the form of Death Benefit Only, providing for Staples to pay his beneficiary upon his death. In fiscal year 2012, annual premiums paid under our long-term disability plans for Messrs. Sargent, Miles and Parneros were $16,836, $3,697 and $3,569, respectively.

•	Tax preparation services;

•	Executive physical and registry program; and

•	Miscellaneous payments described in the All Other Compensation table.

(6)	Effective February 1, 2012, Ms. Komola succeeded Mr. Mahoney as CFO. Mr. Mahoney retired as Vice Chairman effective July 6, 2012.

(7)	Effective February 2, 2013, Mr. Miles resigned as President and Chief Operating Officer of the Company.

All Other Compensation

The table below sets forth the dollar amounts that we paid for each applicable item listed above.

Name	Year	401(k)	SERP	Dividend Equivalents	Executive Life Insurance	Long-Term Disability	Long-Term Care	Tax Services	Physical	Misc. (1)
Ronald L. Sargent	2012	$2,500	$76,715	$5,037	$171,527	$28,878	$1,555	$50,000	$—	$—
	2011	2,450	111,925	167,813	222,318	28,903	1,555	50,000	—	—
	2010	2,450	99,142	173,654	121,030	30,147	1,555	50,000	—	—
Christine T. Komola	2012	2,500	18,760	—	28,264	—	1,022	1,326	2,650	3,702

Michael A. Miles, Jr.	2012	2,500	40,133	—	—	6,342	1,206	5,000	—	1,786,590
	2011	2,450	54,587	3,195	—	6,347	1,206	5,000	—	—
	2010	2,450	47,012	16,652	2,499	6,472	1,206	5,000	—	—
Joseph G. Doody	2012	2,500	35,837	1,526	73,206	—	1,796	5,000	2,650	—
	2011	2,450	39,971	5,252	106,850	—	1,796	5,000	3,629	—
	2010	2,450	30,659	9,035	39,776	—	1,796	5,000	3,629	—
Demos Parneros	2012	2,500	34,879	—	51,458	6,157	1,206	5,000	—	28,474
	2011	2,450	40,999	1,871	85,255	6,128	1,206	5,000	—	—
	2010	2,450	38,641	10,145	17,749	6,252	1,206	5,000	—	—
John J. Mahoney	2012	2,500	26,033	2,694	94,340	—	941	—	—	262,500
	2011	2,450	54,587	9,208	119,667	8,825	1,883	5,000	—	—
	2010	2,450	47,012	15,507	59,039	7,638	1,883	5,000	—	—

(1)	The "Misc." column includes:

•	accrued severance payments for Mr. Miles as detailed in the Termination Scenarios section of this proxy statement;

•
payments made to Mr. Mahoney in connection with a consulting agreement for work performed for the Company after his retirement in July 2012 as described in the Termination Scenarios section of this proxy statement; and

•	payments made to Ms. Komola and Mr. Parneros as reimbursement for compensation lost as a result of compliance with company policy.

GRANTS OF PLAN-BASED AWARDS FOR 2012 FISCAL YEAR

The following table sets forth summary information regarding grants of plan-based awards made to the named executive officers for our 2012 fiscal year.

			Estimated Possible Payouts Under Non-Equity Incentive Plan Awards*			All Other Stock Awards:	All Other Option Awards:
Name	Grant Date	Committee Approval Date	Threshold ($)	Target ($)	Maximum ($)	Number of Shares of Stock or Units (#) (1)*	Number of Securities Underlying Options (#) (2)*	Exercise or Base Price of Option Awards ($/Sh)	Grant Date Fair Value of Stock and Option Awards (3)
Ronald L. Sargent		(4)	179,404	1,794,042	3,588,084
		(5)	329,000	3,290,000	6,580,000
	7/2/2012	6/3/2012				189,371			2,467,504
	7/2/2012	6/3/2012					824,068	13.03	2,467,502
Christine T. Komola		(4)	20,149	201,485	402,970
		(5)	24,170	241,700	483,400
	7/2/2012	6/3/2012				13,907			181,208
	7/2/2012	6/3/2012					60,516	13.03	181,203
Michael A. Miles, Jr.		(4)	71,094	710,940	1,421,880
		(5) (6)	148,520	1,485,200	2,970,400
	7/2/2012	6/3/2012				85,496			1,114,013
	7/2/2012	6/3/2012					372,041	13.03	1,114,000
Joseph G. Doody		(4)	48,240	482,398	964,797
		(5)	86,770	867,700	1,735,400
	7/2/2012	6/3/2012				49,939			650,705
	7/2/2012	6/3/2012					217,314	13.03	650,702
Demos Parneros		(4)	48,240	482,398	964,797
		(5)	86,770	867,700	1,735,400
	7/2/2012	6/3/2012				49,939			650,705
	7/2/2012	6/3/2012					217,314	13.03	650,702
John J. Mahoney		(4)	31,178	311,779	623,558
		(5) (6)	148,520	1,485,200	2,970,400

*
Equity awards were granted pursuant to our Amended and Restated 2004 Stock Incentive Plan. Non-equity awards were granted pursuant to our Executive Officer Incentive Plan and our Long Term Cash Incentive Plan.

(1)
Unless otherwise noted, restricted stock vests 50% on the second anniversary of the date of grant and 50% on the third anniversary of the date of grant. The vesting of these restricted stock awards is accelerated in the circumstances described under the caption "Accelerated Vesting of Awards" below. Named executive officers are not subject to additional holding periods after equity awards vest.

(2)
Stock options vest 25% per year after the date of grant. The exercisability of the options is accelerated in the circumstances described under the caption "Accelerated Vesting of Awards" below. Named executive officers are not subject to additional holding periods after such equity awards vest. The stock options expire on July 2, 2022, ten years from the date of grant.

(3)
The grant date fair value of the restricted stock granted on July 2, 2012 is $13.03 per share. The grant date fair value of the stock options granted on July 2, 2012 is $2.99 per share. The fair value of each stock option award is estimated as of the date of grant using a binomial valuation model. Additional information regarding the assumptions used to estimate the fair value of all stock option awards is included in Note M in the Notes to the Consolidated Financial Statements contained in our Annual Report on Form 10-K for our 2012 fiscal year.

(4)
In March 2012, the Compensation Committee established the performance objectives for fiscal year 2012 under the Executive Officer Incentive Plan, as well as the threshold, target and maximum payment levels. These performance objectives were not achieved and, as a result, no amounts were earned in Fiscal 2012 under our Executive Officer Incentive Plan.

(5)
In March 2012, the Compensation Committee established the performance objective for the 2012-2014 awards under our Long-Term Cash Incentive Plan. Actual cash payouts will be determined at the end of the performance cycle based on the extent to which the performance objective is achieved. Our Compensation Committee will certify the results and determine the amount of the payment to be made to a participant at the conclusion of the three-year performance cycle. No payout will be earned if threshold performance is not achieved.

(6)	Messrs. Miles and Mahoney will be eligible for a pro-rated award under the Long-Term Cash Incentive Plan based on the number of days worked during the performance cycle.

Accelerated Vesting of Awards
Equity Awards.    Under certain circumstances, the vesting or payout of restricted stock, stock options and performance shares may be accelerated as described below.

•
Retirement or Resignation.  If a named executive officer retires or resigns and (i) the age of 65 has been attained, then all stock options and restricted stock awards vest or (ii) the age and years of service requirements of our "Rule of 65" (attainment of age 55 plus years of service to Staples is equal to or greater than 65) have been satisfied, then all stock option awards vest in full.

•
Termination of Employment by Staples.  The 2010 Special Performance and Retention Share Award agreements provide that, if a named executive officer is terminated by Staples other than for "cause" (as defined in the award agreement) prior to a vesting date, all unvested shares shall vest in full.

•	Termination for "Cause" by Staples. All unvested restricted stock, stock options and performance shares are forfeited if a named executive officer is terminated for cause.

•	Death or Disability. All restricted stock, stock options and performance shares vest in full upon a named executive officer's death or disability.

•
Change-in-Control.  Under our standard form of non-qualified stock option agreement, a change-in-control would result in a partial vesting acceleration of outstanding options and a termination without cause (or resignation for good reason) within one year after a change-in-control would result in acceleration of vesting of all remaining options. Under our standard form of restricted stock award agreement, a change-in-control would result in acceleration of vesting of all outstanding restricted shares if (1) the change-in-control results in a named executive officer not being offered employment by the surviving corporation under certain conditions or (2) within one year following the change-in-control, the named executive officer's employment is terminated without cause (or the officer resigns for good reason). Under the 2010 Special Performance and Retention Share Award agreements, a change-in-control would result in accelerated vesting of shares if (a) the named executive officer does not accept employment with the surviving corporation upon the change-in-control or (b) within one year following the change-in-control, the named executive officer's employment is terminated without cause (or the officer resigns for good reason).

Cash Awards.    Payments of annual cash bonus awards under the Executive Officer Incentive Plan and long term cash awards under the Long Term Cash Incentive Plan also may be accelerated as described below.

•
Retirement or Resignation.  If a named executive officer terminates his employment before the end of a performance period and if the named executive officer has satisfied the Rule of 65 requirements, then the named executive officer is eligible for (i) a prorated annual cash bonus award based on the number of days the named executive officer was employed during the plan year; and (ii) a prorated long term cash award based on the number of days employed during the performance cycle. A named executive officer that terminates employment before the end of the performance cycle that has not met the requirements of the Rule of 65 is eligible for a prorated long term cash award based on completed years in the performance cycle. In each case of eligibility for a prorated award, the award will only be paid out if the Compensation Committee certifies achievement of the objectives and the payouts at the end of the applicable performance period.

•
Termination of Employment by Staples.   If a named executive officer is terminated by Staples other than for "cause" (as defined in the Long Term Cash Incentive Plan), the named executive officer is eligible for a prorated long term cash award based on the number of days employed during the performance cycle. Prorated awards will only be paid out if the Compensation Committee certifies achievement of the objectives and the payouts at the end of the performance cycle.

•	Termination for "Cause" by Staples. All annual cash bonus awards and long term cash awards are forfeited if a named executive officer is terminated for cause.

•
Death.  Upon a named executive officer's death before the end of a performance period, annual cash bonus awards and long term cash awards will be paid out at 100% of the target award, regardless of the amount that would have been earned based upon achievement of the performance goals.

•
Disability.  If a named executive officer's employment is terminated due to disability before the end of any performance period, then the named executive officer is eligible for (i) a prorated annual cash bonus award based on the number of days the named executive officer was employed during the plan year; and (ii) a prorated long term cash award based on the number of days employed during the performance cycle. In each case of eligibility for a prorated award, such prorated award will only be paid out if the Compensation Committee certifies achievement of the objectives and the payouts at the end of the performance period.

•
Change-in-Control.  A change-in-control would entitle a named executive officer at the end of the performance cycle to a long term cash award payment equal to the greater of 100% of the target award or the amount earned based on actual achievement of the performance objectives if (1) the named executive officer does not accept employment by the surviving corporation upon the change-in-control or (2) within one year following the change-in-control, the named executive officer's employment is terminated without cause (or the officer resigns for good reason).

OUTSTANDING EQUITY AWARDS AT 2012 FISCAL YEAR END
The following table sets forth summary information regarding the outstanding equity awards held by each of the named executive officers as of the end of our 2012 fiscal year.

		Option Awards				Stock Awards
Name	Grant Date/ Performance Share Period	Number of Securities Underlying Unexercised Options (#) Exercisable	Number of Securities Underlying Unexercised Options (#) Unexercisable (1)	Option Exercise Price ($)	Option Expiration Date (2)	Number of Shares or Units of Stock That Have Not Vested (#) (3)		Market Value of Shares or Units of Stock That Have Not Vested ($) (4)
Ronald L. Sargent	7/2/2012	—	824,068	13.03	7/2/2022	189,371		2,558,402
	7/1/2011	215,753	647,259	15.93	7/1/2021	142,681		1,927,620
	7/1/2010	322,791	322,792	19.27	7/1/2020	58,976		796,766
	7/1/2009	487,068	162,356	20.12	7/1/2019
	7/1/2008	603,932		24.3	7/1/2018
	7/2/2007	557,653		24.42	7/2/2017
	7/3/2006	431,250		24.5	7/3/2016
	6/30/2005	525,000		21.29	6/30/2015
	7/1/2004	525,000		19.12	7/1/2014
	7/1/2003	525,000		12.88	7/31/2013
	1/31/2010 – 2/2/2013					141,891	(5)	1,916,947
	2/1/2009 – 1/30/2010					43,942	(6)	593,656
Christine T. Komola	7/2/2012	—	60,516	13.03	7/2/2022	13,907		187,884
	7/1/2011	9,851	29,555	15.93	7/1/2021	6,341		85,667
	9/15/2010					4,059		54,837
	7/1/2010	14,739	14,739	19.27	7/1/2020	2,621		35,410
	7/1/2009	22,239	7,414	20.12	7/1/2019
	7/1/2008	18,736		24.3	7/1/2018
	7/2/2007	17,300		24.42	7/2/2017
	7/3/2006	14,075		24.5	7/3/2016
	6/30/2005	18,000		21.29	6/30/2015
	7/1/2004	18,000		19.12	7/1/2014
	7/1/2003	18,000		12.88	7/31/2013
	2/1/2009 – 1/30/2010					2,007	(6)	27,115
Michael A. Miles Jr.	7/2/2012	—	372,041	13.03	7/2/2022	85,496		1,155,051
	7/1/2011	98,488	295,465	15.93	7/1/2021	62,530		844,780
	7/1/2010	147,350	147,350	19.27	7/1/2020	25,846		349,179
	7/1/2009	222,336	74,112	20.12	7/1/2019
	7/1/2008	275,682		24.3	7/1/2018
	7/2/2007	254,557		24.42	7/2/2017
	7/3/2006	33,979		24.5	7/3/2016
	7/3/2006	196,875		24.5	7/3/2016
	6/30/2005	225,000		21.29	6/30/2015
	7/1/2004	225,000		19.12	7/1/2014
	10/1/2003	225,000		16.2666	10/31/2013
	1/31/2010 – 2/2/2013					50,451	(5)	681,593
	2/1/2009 – 1/30/2010					20,059	(6)	270,997

		Option Awards				Stock Awards
Name	Grant Date/ Performance Share Period	Number of Securities Underlying Unexercised Options (#) Exercisable	Number of Securities Underlying Unexercised Options (#) Unexercisable (1)	Option Exercise Price ($)	Option Expiration Date (2)	Number of Shares or Units of Stock That Have Not Vested (#) (3)		Market Value of Shares or Units of Stock That Have Not Vested ($) (4)
Joseph G. Doody	7/2/2012	—	217,314	13.03	7/2/2022	49,939		674,676
	7/1/2011	57,687	173,062	15.93	7/1/2021	36,259		489,859
	7/1/2010	86,307	86,307	19.27	7/1/2020	14,988		202,488
	7/1/2009	130,231	43,411	20.12	7/1/2019
	7/1/2008	161,478		24.3	7/1/2018
	7/2/2007	149,104		24.42	7/2/2017
	7/3/2006	14,843		24.5	7/3/2016
	7/3/2006	115,325		24.5	7/3/2016
	6/30/2005	75,000		21.29	6/30/2015
	7/1/2004	75,000		19.12	7/1/2014
	1/31/2010 – 2/2/2013					30,270	(5)	408,948
	2/1/2009 – 1/30/2010					11,750	(6)	158,743
Demos Parneros	7/2/2012	—	217,314	13.03	7/2/2022	49,939		674,676
	7/1/2011	57,687	173,062	15.93	7/1/2021	36,259		489,859
	7/1/2010	86,307	86,307	19.27	7/1/2020	14,988		202,488
	7/1/2009	130,231	43,411	20.12	7/1/2019
	7/1/2008	161,478		24.3	7/1/2018
	7/2/2007	149,104		24.42	7/2/2017
	7/3/2006	14,843		24.5	7/3/2016
	7/3/2006	115,325		24.5	7/3/2016
	6/30/2005	75,000		21.29	6/30/2015
	7/1/2004	75,000		19.12	7/1/2014
	7/1/2003	75,000		12.88	7/31/2013
	1/31/2010 – 2/2/2013					30,270	(5)	408,948
	2/1/2009 – 1/30/2010					11,750	(6)	158,743
John J. Mahoney	7/1/2011	98,488	295,465	15.93	7/1/2021	62,530		844,780
	7/1/2010	147,350	147,350	19.27	7/1/2020	25,846		349,179
	7/1/2009	222,336	74,112	20.12	7/1/2019
	7/1/2008	275,682		24.3	7/1/2018
	7/2/2007	254,557		24.42	7/2/2017
	7/3/2006	33,979		24.5	7/3/2016
	7/3/2006	196,875		24.5	7/3/2016
	6/30/2005	150,000		21.29	6/30/2015
	7/1/2004	150,000		19.12	7/1/2014
	2/1/2009 – 1/30/2010					20,059	(6)	270,997

(1)
Stock options vest 25% per year after the date of grant. The exercisability of the options is accelerated in the circumstances described under the caption "Accelerated Vesting of Awards" following the Grants of Plan-Based Awards for 2012 Fiscal Year table above.

(2)	The expiration date is typically the tenth anniversary of the date of grant.

(3)
Unless otherwise noted, restricted stock vests 50% on the second anniversary of the date of grant and 50% on the third anniversary of the date of grant. The vesting of these restricted stock awards is accelerated in the circumstances described under the caption "Accelerated Vesting of Awards" following the Grants of Plan-Based Awards for 2012 Fiscal Year table above.

(4)	Based on the fair market value of our common stock on February 2, 2013 ($13.51 per share).

(5)
Performance shares were paid out in March 2013 based on achievement of the performance objectives for fiscal years 2010 through 2012. Awarded shares vest 33% immediately, an additional 33% vest in March 2014 and the remaining 34% vest in March 2015.

(6)
Performance shares were paid out in March 2010 based on achievement of the performance objectives for fiscal year 2009. Awarded shares vested 33% in March 2011, an additional 33% vested in March 2012 and the remaining 34% vested in March 2013.

OPTION EXERCISES AND STOCK VESTED DURING 2012 FISCAL YEAR

The following table summarizes the option exercises and vesting of stock awards for each of the named executive officers during our 2012 fiscal year:

	Option Awards		Stock Awards
Name of Executive Officer	Number of Shares Acquired on Exercise (#)	Value Realized Upon Exercise ($) (1)	Number of Shares Acquired Upon Vesting (#)	Value Realized on Vesting ($) (2)
Ronald L. Sargent	562,500	1,241,373	477,916	7,217,126
Christine T. Komola	—	—	6,423	88,517
Michael A. Miles, Jr.	—	—	63,847	880,141
Joseph G. Doody	—	—	26,736	376,397
Demos Parneros	84,499	230,641	37,245	513,540
John J. Mahoney	150,000	89,135	45,905	645,998

(1)	Represents the difference between the exercise price and the fair market value of our common stock on the date of exercise.

(2)	Represents the fair market value of the stock award on the date of vesting.

NON-QUALIFIED DEFERRED COMPENSATION FOR 2012 FISCAL YEAR

The following table sets forth summary information with respect to each of the named executive officers regarding contributions to our Supplemental Executive Retirement Plan ("SERP") for our 2012 fiscal year:

Name	Executive Contributions in Last FY ($)	Company Contributions in Last FY ($) *	Aggregate Earnings in Last FY ($)	Aggregate Withdrawals/ Distributions ($)	Aggregate Balance at Last FYE ($)
Ronald L. Sargent	287,716	76,715	(43,148)	—	5,084,204
Christine T. Komola	35,041	18,760	62,503	—	564,999
Michael A. Miles	40,133	40,133	21,959	—	810,312
Joseph G. Doody	313,270	35,837	538,308	—	5,635,238
Demos Parneros	49,064	34,879	81,842	—	964,297
John J. Mahoney(1)	47,327	26,033	151,585	1,802,935	—

*	These contribution amounts are included in the All Other Compensation column of the Summary Compensation Table included in this proxy statement.

(1)	Mr. Mahoney took a distribution of his SERP in connection with his retirement in July 2012.
Our SERP is a non-qualified deferred compensation plan which is generally intended to provide comparable benefits above the applicable limits of our 401(k) qualified plan. Our SERP provides participants with a range of well diversified investment options similar to our 401(k) plan. Eligible executives, including the named executive officers, may contribute up to 100% of their base salary and annual cash bonus and will receive matching contributions in cash equal to 100% of each dollar saved, up to a maximum of 4% of base salary and bonus. The matching contributions generally vest 20% per year during the first five years of service based on hours worked during a calendar year. After five years of service, participants are generally fully vested in all matching contributions. All of our named executive officers are fully vested in their SERP balances. Benefits generally are paid to the participant in accordance with a predefined distribution schedule based on the requirements of Section 409A under the Internal Revenue Code. Executives may also contribute a portion of their Long Term Cash Incentive Plan payments; however, they will not receive matching contributions from us.

Potential Payments Upon Termination or Change-in-Control
The tables below show the estimated incremental value transfer to each current named executive officer under various scenarios relating to a termination of employment. The tables below and the discussion that follows assume that such termination occurred on February 2, 2013. The actual amounts that would be paid to any named executive officer can only be determined at the time of an actual termination of employment and would vary from those listed below. The estimated amounts listed below are in addition to any retirement, welfare and other benefits that are available to associates generally.

FISCAL 2012 TERMINATION SCENARIOS*

	Retirement or Resignation	Termination for Cause	Termination Without Cause	Resignation for Good Reason	Termination Following Change-in- Control	Change- in-Control Only	Death or Disability (1)
Ronald L. Sargent
Cash Severance Payment	$—	$—	$4,874,904	$4,874,904	$7,312,356	$—	$—
Value of Accelerated Vesting of Incentive Compensation	$395,553	$—	$8,188,945	$395,553	$13,677,991	$98,888	$13,677,991
Continuation of Benefits	$14,550	$14,550	$381,384	$565,785	$565,785	$—	$1,195,838
Survivor Death Benefit Payout	$—	$—	$—	$—	$—	$—	$7,822,009	(2)
Excise and 409A Tax (Grossed-up)	$—	$—	$—	$—	$—	$—	$—	(3)
Total	$410,103	$14,550	$13,445,233	$5,836,242	$21,556,132	$98,888	$22,695,838

	Retirement or Resignation	Termination for Cause	Termination Without Cause or Resignation for Good Reason	Termination Following Change-in- Control	Change- in-Control Only	Death or Disability(1)
Christine T. Komola
Cash Severance Payment	$—	$—	$549,888	$824,832	$—	$—
Value of Accelerated Vesting of Incentive Compensation	$—	$—	$—	$762,090	$7,262	$762,090
Continuation of Benefits	$—	$—	$39,618	$59,740	$—	$—
Survivor Death Benefit Payout	$—	$—	$—	$—	$—	$1,505,000	(2)
Total	$—	$—	$589,506	$1,646,662	$7,262	$2,267,090
Joseph G. Doody
Cash Severance Payment	$—	$—	$924,396	$1,386,594	$—	$—
Value of Accelerated Vesting of Incentive Compensation	$104,311	$—	$513,258	$3,494,739	$26,078	$3,494,739
Continuation of Benefits	$9,142	$9,142	$91,479	$132,900	$—	$—
Survivor Death Benefit Payout	$—	$—	$—	$—	$—	$2,669,515	(2)
Total	$113,453	$9,142	$1,529,133	$5,014,233	$26,078	$6,164,254
Demos Parneros
Cash Severance Payment	$—	$—	$991,500	$1,487,250	$—	$—
Value of Accelerated Vesting of Incentive Compensation	$—	$—	$408,948	$3,494,739	$26,078	$3,494,739
Continuation of Benefits	$—	$—	$62,863	$94,608	$—	$—
Survivor Death Benefit Payout	$—	$—	$—	$—	$—	$2,669,515	(2)
Total	$—	$—	$1,463,311	$5,076,597	$26,078	$6,164,254

(1)
Value of Accelerated Vesting of Incentive Compensation in the case of death or disability includes the payout at death for the Long Term Cash Incentive Plan since the death benefit is higher than the disability benefit. All other values are the same for death or disability.

(2)	Includes 1 year Executive Officer Incentive Plan payout at target in addition to any Survivor Death Benefit Payout.

(3)
Under the terms of Mr. Sargent's long standing severance benefits agreement, we would reimburse Mr. Sargent for any excise tax due under Section 280G of the U.S. Internal Revenue Code incurred in connection with a termination without cause or resignation for good reason following a change in control of Staples. Based on the estimated amounts as of year end, no excise tax would be due. Mr. Sargent is the only executive with this benefit and, in March 2011, the Committee adopted a policy that, unless required by law, prohibits Staples from entering into any future compensation, severance or employment related agreement that provides for a gross up payment to cover taxes triggered by a change in control, including taxes payable under Section 280G.

*	Payouts subject to 409A regulations.
See below for additional explanation of the terms of these payments and our assumptions calculating them. In addition, please see the Compensation Discussion and Analysis section of this proxy statement.
Retirement or Resignation
The "Retirement or Resignation" column includes:
•Value of Accelerated Vesting of Incentive Compensation. For Messrs. Sargent and Doody, who have met the age and service requirement under our Rule of 65 (as described under the caption "Accelerated Vesting of Awards following the Grants of Plan Based Awards for 2012 Fiscal Year table earlier in this proxy statement), amounts represent the actual value of all unvested stock options as of fiscal year end.
•Continuation of Benefits. The continuation of benefits for Messrs. Sargent and Doody represents the provision of long-term care coverage beginning at age 65 under a group long-term care insurance plan.
Termination for Cause
The "Termination for Cause" column includes:
•Continuation of Benefits. The continuation of benefits for Messrs. Sargent and Doody represents the provision of long-term care coverage beginning at age 65 under a group long-term care insurance plan.
Termination without Cause or Resignation for Good Reason
We have entered into severance benefits agreements with each of the named executive officers that provide compensation following a termination without cause or resignation for good reason. The circumstances constituting cause or good reason are specifically described in the severance benefits agreements for the named executive officers, which are listed as exhibits to our most recent Annual Report on Form 10-K and our cash and equity incentive plans, if applicable. In general, under the severance benefit agreements and our incentive plans:

•
a termination will be for cause if the named executive officer has willfully failed to perform his or her duties, breached any confidentiality or non-compete agreement with us, or engaged in misconduct that harms us; and

•
the named executive officer will have good reason to resign if we significantly diminish his or her authority or responsibilities, reduce his or her salary or eligibility for bonus and other benefits, or require that he or she relocate their office more than 50 miles following a change-in-control of Staples.

The "Termination without Cause or Resignation for Good Reason" column includes:
•Cash Severance Payments. For Mr. Sargent, the amount represents the continuation of salary and bonus 24 months and for Ms. Komola and Messrs. Doody and Parneros, amounts represent the continuation of salary and bonus for 12 months.
•Value of Accelerated Vesting of Incentive Compensation. For Mr. Sargent, pursuant to his severance benefit agreement, the amount represents the actual value of all unvested stock options and restricted stock as of fiscal year end. For Mr. Doody, who has met the age and service requirement under our Rule of 65, the amount represents the actual value of all unvested stock options as of fiscal year end. For all named executive officers, amounts represent the actual value of all unvested 2010 Special Performance and Retention Shares.
•Continuation of Benefits. The continuation of benefits represents health and dental insurance coverage for the severance period, as well as executive life insurance. For Messrs. Sargent and Doody, amounts also include the provision of long-term care coverage beginning at age 65 under a group long-term care insurance plan. The amounts listed are estimates based on the current policies in place after applying a reasonable benefit cost trend.

Termination Following Change-in-Control
Under our severance benefits agreements with the named executive officers, if we terminate the named executive officer's employment without cause or the named executive officer resigns for good reason within two years following a change-in-control of Staples, the named executive officer would receive payments in addition to those triggered by a termination without cause or resignation for good reason. The circumstances constituting a change-in-control of Staples are specifically described in the severance benefits agreements for the named executive officers, which are listed as exhibits to our most recent Annual Report on Form 10-K. In general, a change-in-control will occur:
• if another person becomes the owner of 30% or more of the combined voting power of our stock,
•there is an unwelcome change in a majority of the members of our Board, or
•our stockholders approve a merger with another entity in which our stockholders fail to own more than 75% of the combined voting power of the surviving entity.
The "Termination Following Change-in-Control" column includes:
Cash Severance Payments. For Mr. Sargent, amounts represent the continuation of salary and bonus for 36 months and for Ms. Komola and Messrs. Doody and Parneros, amounts represent the continuation of salary and bonus for 18 months.
•Value of Accelerated Vesting of Incentive Compensation - For all named executive officers, amounts represent (i) the actual value of all unvested stock options, restricted stock and, other than Ms. Komola, 2010 Special Performance and Retention Share Awards, each as of fiscal year end, (ii) with respect to the 2011-2013 long term cash awards, the target value of the award minus amounts earned through 2012 fiscal year end, if amounts already earned were below target, and (iii) with respect to the 2012-2014 long term cash award, the target value of the award.
•Continuation of Benefits. The continuation of benefits represents health and dental insurance coverage for the severance period, as well as executive life insurance. For Messrs. Sargent and Doody, amounts also include the provision of long-term care coverage beginning at age 65 under a group long-term care insurance plan. The amounts listed are estimates based on the current policies in place after applying a reasonable benefit cost trend.
Change-in-Control Only
The "Change-in-Control Only" column includes:
•Value of Accelerated Vesting of Incentive Compensation. For all named executive officers, amounts represent 25% of the actual value of all unvested stock options as of fiscal year end.
Death or Disability
The "Death or Disability" column includes:
•Value of Accelerated Vesting of Incentive Compensation. For all named executive officers, amounts represent the actual value of all unvested stock options, restricted stock and, other than Ms. Komola, 2010 Special Performance and Retention Share Awards, each as of fiscal year end, (ii) with respect to the 2011-2013 long term cash awards, the target value of the award minus amounts earned through 2012 fiscal year end, and (iii) with respect to the 2012-2014 long term cash award, the target value of the award (for disability, the named executive officer is eligible for a prorated award based on number of days employed during the performance cycle).
•Survivor Death Benefit Payout. For all named executive officers, amounts represent payouts of 100% of base salary for the first year and 50% of base salary for the second and third years, made monthly over a period of three years. Not included in the table above are the death benefit payouts from insurance policies for which the named executive officers pay the premiums. Payouts under these policies would be $1,820,123, $1,820,123, and $1,290,000 for Messrs. Doody and Parneros and Ms. Komola, respectively. Mr. Sargent's life insurance coverage is in the form of a second-to-die policy providing for payments either upon the latter of his death or his wife's death. For purposes of the table above, we have assumed that payments under this policy (which would amount to approximately $12,690,000) are not triggered.
•Continuation of Benefits. For Mr. Sargent, amount represents the costs of continuation of executive life insurance premiums needed to support the $12,690,000 death benefit.
If the termination is due to the named executive officer's disability, he or she would be entitled to receive a distribution from our SERP, generally in accordance with the plan provisions and any predefined distribution schedule based on the requirements of Section 409A of the Internal Revenue Code. The named executive officer would also be entitled to receive disability payments from our disability carriers, if the named executive officer has enrolled in such policy. Disability coverage is generally designed to replace 60% of the named executive officer's compensation up to $600,000 for each of the named executive officers who participated in the group disability plan on July 1, 2005. The disability benefit payouts from disability insurance policies for which the named executive officer pays the premiums are not included in the table above. In addition, executive life insurance premiums will be continued to age 65 as necessary to support the life insurance coverage in place at the time of disability.
Agreements Affecting Payments
We provide for forfeiture and recovery of undeserved cash, equity and severance compensation from any associate that engages in misconduct. We also view recoupment as a risk management and asset recovery tool for dealing with particularly harmful or unethical behaviors such as intentional deceitful acts resulting in improper personal benefit or injury to the company, fraud or willful misconduct that significantly contributes to a material financial restatement, violation of the Code of Ethics and breach of key associate agreements. For instance, each of the named executive officers has executed a Non-Competition and Non-Solicitation Agreement and a Confidentiality Agreement that cover the two year period subsequent to termination of his employment. Violation of any of the terms of these agreements entitles us to recover any severance payments and value received in connection with any equity awards.

Actual Payments for 2012 Terminations

Mr. Miles resigned as COO from the Company on February 2, 2013. Pursuant to the terms of his severance agreement, Mr. Miles is entitled to $1,786,590 in cash severance payments, equaling 18 months of salary and bonus. The payments are subject to a 6 month deferral in accordance with the requirements of Section 409A of the Internal Revenue Code and will subsequently be paid in monthly installments. Mr. Miles is also entitled to reimbursement of medical and other welfare benefits for 18 months following his resignation, with an approximate value of $16,878. Mr. Miles is entitled to amounts earned under his long-term cash awards as disclosed in the Summary Compensation Table in prior years and for shares paid out under his 2010 Special Performance and Retention Award as disclosed in the Outstanding Equity Awards at 2012 Fiscal Year End. Beginning on February 3, 2013, Mr. Miles will be employed on a part-time basis to consult on transitional matters related to the Company's international affairs and operations. In consideration of providing these services through August 3, 2013, he will be entitled to $1,000 a month. While serving in this role, he will not be eligible for any other cash or new equity incentives, and his existing equity awards will remain outstanding.

Mr. Mahoney retired as Vice Chairman on July 6, 2012. In connection with his departure, we entered into an agreement with Mr. Mahoney for advisory services as a consultant. Pursuant to the agreement, Mr. Mahoney agreed to provide the services for a period of eight months beginning July 7, 2012 and continuing until March 6, 2013, at a rate of $37,500 per month for a total compensation of $300,000. While serving in this role, he will not be eligible for any other cash or new equity incentives, and his existing equity awards will remain outstanding. As a consultant, Mr. Mahoney is not eligible for any additional health or welfare benefits.

EQUITY COMPENSATION PLAN INFORMATION AT 2012 FISCAL YEAR END

Plan category	Number of Securities to be Issued upon Exercise of Outstanding Options, Warrants and Rights (a)		Weighted-Average Exercise Price of Outstanding Options, Warrants and Rights (b) (1)	Number of Securities Remaining Available for Future Issuance under Equity Compensation Plans (excluding securities reflected in column (a)) (c) (2)
Equity compensation plans approved by security holders	44,298,364	(3)	$19.83	21,493,769	(4)
Equity compensation plans not approved by security holders	8,839	(5)	$11.96	—
Total	44,307,203		$19.82	21,493,769

(1)	Weighted-average exercise price calculation excludes outstanding performance share awards and restricted stock units, which do not have an exercise price.

(2)
Does not include up to a maximum of approximately 2,358,836 additional shares that may become available for issuance under the 2004 Plan through the expiration, termination, surrendering, cancellation, forfeiture or settlement of awards granted under the Amended and Restated 1992 Equity Incentive Plan (the "1992 Plan"), as provided in the 2004 Plan. One-half of the total number of shares of common stock covered by the 2004 Plan (including any shares that may become available through the 1992 Plan, as described above) may be granted in the form of restricted stock or other stock-based awards other than options or stock appreciation rights.

(3)
Issued pursuant to our Amended and Restated 1990 Director Stock Option Plan, the 1992 Plan and our 2004 Plan. We continue to grant equity awards only under the 2004 Plan. Includes a number of shares estimated as of our 2012 fiscal year end issuable under performance share awards and restricted stock units described under the heading "Long-Term Equity Incentives" in the Compensation Discussion and Analysis section of this proxy statement.

(4)
Includes 10,970,270 shares available for issuance under the 2004 Plan as well as 10,523,499 shares available for issuance under our 2012 Employee Stock Purchase Plan (the "ESPP") of which 2,375,049 shares will be issuable in connection with the current ESPP offering period that ends June 30, 2013, assuming that our associates enroll to the same extent they did during the offering period that ended on December 31, 2012 and based on a fair market value of $11.48 per share for our common stock on January 2, 2013 (the first business day of the current offering period). In the event the fair market value of our common stock is less than $11.48 per share on June 30, 2013, we will issue additional shares for the current offering period.

(5)	Includes 8,839 shares issuable in connection with current outstanding options under our 1997 United Kingdom Company Share Option Plan.
The following option plan has not been approved by our stockholders. We no longer issue any options under this plan, although options remain outstanding.
1997 United Kingdom Company Share Option Plan
In August 1997, our Board adopted the 1997 United Kingdom Company Share Option Plan (the "UK Option Plan"), pursuant to which stock options for up to 1,687,500 shares of our common stock could be granted to our associates and our subsidiaries' associates, other than executive officers and directors. On June 17, 2004, when our stockholders approved our Amended and Restated 2004 Stock Incentive Plan, we ceased granting stock options under the UK Option Plan. We used the UK Option Plan to compensate associates working in our United Kingdom businesses. Associates working in our United Kingdom businesses were also eligible to receive options under our stockholder-approved equity plans. We filed the UK Option Plan with the SEC as an exhibit to our Annual Report on Form 10-K for the fiscal year ended January 31, 1998.
The UK Option Plan was designed to be approved by the United Kingdom's Department of Inland Revenue so that associates would not be obligated to pay income tax on the difference between the exercise price of the option and fair market value of our common stock at the option's exercise date. The Department of Inland Revenue approved the UK Option Plan in January 1998. Participants in the UK Option Plan could be granted, in the aggregate over the life of the UK Option Plan, up to 30,000 British pounds of tax-advantaged options. Eligible associates could receive additional non-tax advantaged options under the UK Option Plan.
The UK Option Plan is administered by our Compensation Committee. Our Compensation Committee is authorized to adopt, amend and repeal the administrative rules, guidelines and practices relating to the UK Option Plan and to interpret the provisions of the UK Option Plan. Our Board of Directors may amend, suspend or terminate the UK Option Plan at any time. As noted above, our Board terminated the UK Option Plan, effective June 17, 2004, with respect to future awards.

Our Board or the Compensation Committee selected the recipients of options under the UK Option Plan and determined (1) the number of shares of our common stock covered by such options, (2) the dates upon which such options become exercisable (which is typically 25% on the first anniversary of the date of grant and 2.083% monthly thereafter), (3) the exercise price of options (which may not be less than the fair market value of our common stock on the date of grant), and (4) the duration of the options (which may not exceed 10 years). With respect to options granted within the 30,000 British pound limit, preferential tax treatment generally may only be obtained on the exercise of the option if the option is exercised after the third and before the tenth anniversary of the date of grant and more than three years after the previous exercise of an option which has received preferential tax treatment.
Our Board is required to make appropriate adjustments in connection with the UK Option Plan and any outstanding options under the UK Option Plan to reflect stock splits, stock dividends, recapitalizations, spin-offs and other similar changes in capitalization. The UK Option Plan also contains provisions relating to the disposition of options in the event of a merger, consolidation, sale of all or substantially all of the assets, or liquidation of Staples.
As of February 2, 2013, approximately 8 associates have outstanding awards under the UK Option Plan.
Compensation Committee Interlocks and Insider Participation
During our 2012 fiscal year, Ms. Burton, Ms. Meyrowitz, Mr. Nakasone and Mr. Walsh served on the Compensation Committee and were independent directors during such service. None of our executive officers has served as a director or member of the compensation committee (or other committee serving an equivalent function) of any other entity whose executive officers served on our Compensation Committee or our Board of Directors.
Section 16(a) Beneficial Ownership Reporting Compliance
Based solely on our review of copies of reports filed during fiscal year 2012 by the directors, executive officers and beneficial owners of more than 10% of our common stock required to file such reports pursuant to Section 16(a) of the Securities Exchange Act of 1934, and a review of written certifications provided by them to the Company, we believe that all of our directors and executive officers complied with the reporting requirements of Section 16(a) of the Securities Exchange Act of 1934.

APPROVAL, ON AN ADVISORY BASIS, OF NAMED EXECUTIVE OFFICER COMPENSATION
(Item 2 on the Proxy Card)
Our Board recognizes that it is appropriate to seek on an annual basis the views of stockholders on Staples' executive compensation program. Our stockholders are being asked to approve, on an advisory basis, the compensation of our named executive officers as disclosed in this proxy statement.
The primary objective of our compensation program is to align executive pay with long term stockholder value creation. The "Executive Compensation" section of this proxy statement, including the "Compensation Discussion and Analysis" discussion, describes in detail our executive compensation programs and the decisions made by the Compensation Committee with respect to the 2012 fiscal year ended February 2, 2013. Following the 2011 advisory vote on executive compensation, the Committee made certain changes that took effect in 2012. These changes included:

•	Revised long term cash incentive program goals from annual goals to a 3 year cumulative goal.

•	Decreased use of stock options and increased use of performance-based long term cash incentives.

•	Targeted market median rather than 75th percentile for long term incentives.

•	Included different measures of performance for annual and long term incentive goals.

•	Decreased stockholder dilution by replacing equity incentives with cash for associates below the director level.
Highlights from our executive compensation program include the following:

•	Over 61% of named executive officers' annual target compensation in 2012 was "at risk" based on performance.

•
Total CEO compensation for 2012 as reported in our summary compensation table decreased 27% as compared to 2011. This decrease is due to lower payouts on performance-based compensation, including no payout for 2012 under the annual and long term cash plans, and reduced option awards. The alignment between pay and performance in 2012 is attributable to our emphasis on “at risk” pay.

•
For the three year 2009 - 2011 period, compensation decisions were aligned with the marketplace. We successfully aligned compensation with short and long term business objectives. We motivated and retained executives during periods of high volatility in the stock market, a strong market for talented executives and a challenging economic environment.

•	Our executive compensation governance includes many best practices, such as stock ownership guidelines, a policy prohibiting hedging, an aggressive "clawback" policy and limited perquisites.

In March 2013, the Committee engaged in a series of discussions focused on potential changes to the compensation program, including a strategic review of executive compensation with its independent executive compensation consultant in light of our new business strategy. The Committee challenged prior program design assumptions and focused on evaluating the performance metrics for each pay element and how those metrics worked together to incent management to execute on the Company's reinvention plan and drive long term stockholder value. As part of this assessment, the Committee considered the complexity of the business, historical regression analysis previously discussed with management, the independent compensation consultant's input on current market practices and prior years' say-on-pay votes, with a desire to create a stronger link between pay and performance and simplify our executive compensation program.

The Committee made the following changes to our 2013 executive compensation program:

•
To support our growth strategy, our annual cash bonus plan performance metrics will be 50% earnings per share (EPS) and 50% sales. The sales component is weighted 25% total company sales and 25% sales beyond office supplies. For purposes of calculating this metric, the Company defines “office supplies” as paper, ink, toner and core office products (writing, folders, paperclips, etc.).

•
To emphasize long term stockholder value creation, our long term awards will be in the form of performance shares with performance metrics of 50% return on net asset percentage (RONA%) and 50% sales growth. These long term awards will be subject to a three year performance period, with goals set annually for each year of the cycle. In addition, any award earned based on performance against these metrics will be increased or decreased by 25% based on the Company's cumulative total shareholder return (TSR) over the three year performance period relative to the S&P 500.

•	To ensure pay for performance alignment, we eliminated annual grants of time-based restricted stock awards and stock options, resulting in a 100% performance-based long term program.

•	To simplify the program, the long term incentive program will be comprised solely of performance shares.

Our Board is asking stockholders to approve, on an advisory basis, Staples' named executive officer compensation by approving the following resolution:
"RESOLVED, that the compensation paid to the Company's named executive officers, as disclosed pursuant to the compensation disclosure rules of the Securities and Exchange Commission, including the Compensation Discussion and Analysis, the compensation tables and any related material disclosed in this proxy statement is hereby APPROVED."
As an advisory vote, this proposal is not binding upon Staples. The Compensation Committee considers the results of the voting in making future compensation decisions for our named executive officers.
        OUR BOARD RECOMMENDS THAT YOU VOTE FOR THE APPROVAL, ON AN ADVISORY BASIS, OF OUR NAMED EXECUTIVE OFFICER COMPENSATION.

RATIFICATION OF SELECTION OF
INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
(Item 3 on the Proxy Card)

The Audit Committee of our Board has selected the firm of Ernst & Young LLP as our independent registered public accounting firm for the current fiscal year. Ernst & Young LLP has served as our independent auditor since our inception. Although stockholder approval of the Audit Committee's selection of Ernst & Young LLP is not required by law, our Board believes that it is advisable to give stockholders an opportunity to ratify this selection. If this proposal is not approved at the Annual Meeting, the Audit Committee may reconsider its selection.
Representatives of Ernst & Young LLP are expected to be present at the Annual Meeting. They will have the opportunity to make a statement if they desire to do so and will also be available to respond to appropriate questions from stockholders.
        OUR BOARD RECOMMENDS THAT YOU VOTE FOR THE RATIFICATION OF ERNST & YOUNG LLP AS THE COMPANY'S INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM FOR THE CURRENT FISCAL YEAR.

Report of the Audit Committee of the Board
The Audit Committee of the Board of Directors is composed of four members and acts under a written charter, as amended and restated on December 7, 2010, a copy of which is available at our public website at www.staples.com in the Corporate Governance section of the Investor Information webpage. The members of the Audit Committee are independent Directors, as defined by its charter and the rules of the SEC and NASDAQ Global Select Market.

The Audit Committee provides independent, objective oversight of Staples' financial reporting process on behalf of the Board of Directors. Management has the primary responsibility for the preparation, presentation and integrity of Staples' financial statements and for maintaining an adequate system of disclosure controls and procedures and internal control over financial reporting for that purpose. In fulfilling its oversight responsibilities, the Audit Committee reviewed and discussed with management the audited financial statements for the 2012 fiscal year, which review included a discussion of the quality, not just the acceptability, of the accounting principles, the reasonableness of significant judgments, and the clarity of disclosures in the financial statements.

The Audit Committee reviewed and discussed with Ernst & Young LLP, Staples' independent registered public accounting firm, which is responsible for expressing an opinion on the conformity of those audited financial statements with generally accepted accounting principles, its judgments as to the quality, not just the acceptability, of Staples' accounting principles and such other matters as are required to be discussed with the Audit Committee under generally accepted auditing standards, including Statement on Auditing Standards No. 61 (Communication with Audit Committees), as amended (AICPA, Professional Standards, Vol.1 AU Section 380), as adopted by the Public Company Accounting Oversight Board in Rule 3200T. The Audit Committee also received the written disclosures and the letter from the independent registered public accounting firm required by PCAOB Ethics and Independence Rule 3526, Communication with Audit Committees Concerning Independence. The Audit Committee discussed with the independent registered public accounting firm the independent registered public accounting firm's independence from management and Staples and considered the compatibility of non-audit related services provided to Staples by the independent registered public accounting firm with the independent registered public accounting firm's independence.

The Audit Committee discussed with Staples' internal auditors and independent registered public accounting firm the overall scope and plans for their respective audits. The Audit Committee met with the internal auditors and independent registered public accounting firm, with and without management present, to discuss the results of their examinations, their evaluations of Staples' internal controls, and the overall quality of Staples' financial reporting.

Based on the reviews and discussions referred to above, the Audit Committee recommended to Staples' Board of Directors, and the Board approved, that Staples' audited financial statements be included in Staples' Annual Report on Form 10-K for the year ended February 2, 2013 for filing with the SEC.

Audit Committee:
Robert Sulentic, Chair Basil L. Anderson Justin King Elizabeth A. Smith

Independent Registered Public Accounting Firm's Fees
Audit Fees
Ernst & Young LLP billed us an aggregate of approximately $9.1 million and $7.2 million in fiscal years 2012 and 2011, respectively, for professional services rendered in connection with our annual audit, the audit of our internal controls over financial reporting, the review of our interim financial statements included in our Form 10-Q, statutory filings, registration statements, accounting consultation and compliance with regulatory requirements.

Audit-Related Fees
Ernst & Young LLP billed us an aggregate of approximately $222,000 and $359,000 in fiscal years 2012 and 2011, respectively, for services related to assistance with internal control reporting, other reports required to satisfy regulatory requirements and employee benefit plan audits.
Tax Fees
Ernst & Young LLP billed us an aggregate of approximately $1.8 million and $2.6 million in fiscal years 2012 and 2011, respectively, for services related to tax compliance, tax planning and tax advice. For fiscal years 2012 and 2011, approximately $150,000 and $160,000, respectively, of these fees was related to tax compliance.
All Other Fees
We did not receive any other services from Ernst & Young LLP; therefore, they did not bill us in fiscal years 2012 and 2011 for other services.
Pre-Approval Policy and Procedures
The Audit Committee has adopted policies and procedures relating to the approval of all audit and non-audit services that are to be performed by our independent registered public accounting firm. These policies provide that we will not engage our independent registered public accounting firm to render audit or non-audit services (other than de minimus non-audit services as defined by the Sarbanes-Oxley Act) unless the service is specifically approved in advance by the Audit Committee. All services provided to us by Ernst & Young LLP in each of fiscal years 2012 and 2011 were approved in accordance with these policies.

STOCKHOLDER PROPOSALS
We have been advised that the following non-binding stockholder proposals will be presented at the 2013 Annual Meeting. The proposals will be voted on if the respective proponent, or a qualified representative, is present at the 2013 Annual Meeting and submits the proposal for a vote. Our respective statements in opposition follow each stockholder proposal.
        FOR THE REASONS SET FORTH BELOW IN OUR BOARD'S STATEMENTS IN OPPOSITION, OUR BOARD OF DIRECTORS RECOMMENDS A VOTE AGAINST THE STOCKHOLDER PROPOSALS.
The text of the stockholder proposals and supporting statements appear below as received by us, and we assume no responsibility for their content or accuracy.

STOCKHOLDER PROPOSAL TO PROVIDE PROXY ACCESS FOR STOCKHOLDERS HOLDING 1% OF THE COMPANY'S COMMON STOCK FOR ONE YEAR.
(Item 4 on the Proxy Card)
The following stockholder proposal was submitted by Norges Bank Investment Management (the "Proponent"), c/o Grant & Eisenhofer P.A., 123 Justison Street, Wilmington, DE 19801. The Proponent holds 8,339,355 shares (as of December 31, 2012) of our common stock.
RESOLVED:

Staples, Inc.'s ("Staples") shareholders urge the board of directors (the "Board") to amend Staples' bylaws to (1) require Staples to include in proxy materials prepared for an annual shareholder meeting at which directors are to be elected the name, Disclosure and Statement (as defined herein) of any person nominated for election to the board by a shareholder or group (the "Nominator") that meets the criteria established below, and (2) allow shareholders to vote on such nominee on Staples' proxy card.

The amended bylaws should provide that (a) both the number of candidates a Nominator may nominate, and the number of shareholder-nominated candidates elected, pursuant to this procedure each year shall not exceed one quarter of the number of directors then serving; and (b) a Nominator must:

(1) have beneficially owned 1% or more of Staples' outstanding common stock continuously for at least 1 year before       the nomination is submitted;

(2) give Staples written notice not less than 90 days nor more than 120 days prior to the anniversary date of the immediately      preceding annual meeting of stockholders of (a) all information required under the Securities Exchange Act of 1934,      and the rules and regulations promulgated thereunder, to be disclosed by or relating to an individual nominated for      election as a director; and (b) proof that the Nominator owns the required shares (the "Disclosure"); and

(3) certify that it will (a) assume liability stemming from any legal or regulatory violation arising out of the Nominator's      communications with Staples shareholders, including the Disclosure and Statement; and (b) comply with all applicable      laws and regulations if it uses soliciting material other than Staples' proxy materials.

The amended bylaws should also provide that the Nominator may submit with the Disclosure a statement not exceeding 500 words in support of the nominee (the "Statement").

The Board should adopt procedures for promptly resolving disputes over whether notice of a nomination was timely, and whether the Disclosure and Statement satisfy the bylaws and any applicable federal regulations.

SUPPORTING STATEMENT

Shareholders' right to nominate candidates for election to the board of directors is a fundamental principle of good corporate governance and board accountability. NBIM recognizes the importance of shareholder nominations and board continuity, and believes the requested requirements would help ensure appropriate use of proxy access.

NBIM seeks to improve Staples' corporate governance practices and enhance shareholder rights. Shareholders must collectively own more than 25% of Staples' outstanding stock in order to call for an extraordinary shareholders' meeting, and Staples combines the CEO and Chairman of the Board roles. Additional information regarding specific instances and issues where Staples' corporate governance practices and performance are inconsistent with NBIM's expectations is available at:

http://www.nbim.no/StaplesProxyAccessProposal2013

The Securities Exchange Act of 1934, and the relevant disclosure rules and regulations thereunder, are available at:

http://www.sec.gov/about/laws/sea34.pdf

http://www.ecfr.gov/cgi-bin/text-
idx?c=ecfr&SID=bc8264802fc43c12b1051dfe10a3f0ea&rgn=div8&view=text&node=17:3.0.1.1.1.2.88.229&idno=17; and

http://www.ecfr.gov/cgi-bin/text-idx?c=ecfr&SID=53296ee9cc71ca5526059efc2604bc39&rgn=div8&view=text&node=17:3.0.1.1.1.2.88.238&idno=17

Please vote FOR this proposal.

BOARD'S STATEMENT IN OPPOSITION
The Board unanimously recommends that you vote AGAINST this proposal for the following reasons:

•	The 1%/1-year threshold is unreasonably low;

•	May be misused by someone who is seeking to effect a change in control;

•	Could be used for special interests;

•	Stockholders may not get sufficient information;

•	Not needed based on our corporate governance practices; and

•	Can lead to distraction and added expenses.

The 1%/1-year threshold is unreasonably low. The proposal would allow any stockholder (or group of stockholders) who collectively owned 1% of the Company's common stock for one year to have their director nominees included in the Company's proxy materials. As of December 31, 2012, Staples had 20 stockholders who held more than 1% by themselves, including the Proponent. As there is no limitation in the proposal as to how many stockholders could combine to surpass the 1% threshold on an aggregate basis, numerous other shareholders could potentially use proxy access under this proposal. We know of no other company in the S&P 500 that provides proxy access with a 1%/1-year threshold. The proxy access rule adopted by the SEC in 2010 required stockholders (or groups) to own at least 3% of a company's stock and to hold those shares for at least three years. The SEC adopted a 3%/3-year standard after considering all relevant interests, including the goals of facilitating stockholder nominations, the possibility of “special interest” nominations, the negative impact on stockholders and companies from the disruption associated with contested elections, and the need to ensure that a nominating stockholder had a long-term interest in the company so that proxy access would not be used to secure short-term gains at the expense of long-term stockholders.
May be misused by someone who is seeking to effect a change in control. The criteria set forth in the proposal for stockholder nominations does not contain the minimum safeguards necessary to protect against stockholder nominations in connection with an attempt to take over the Company in a transaction in which stockholders would be denied fair value for their Staples shares. When the SEC adopted its 3%/3-year proxy access rule, it was concerned that a stockholder might use proxy access in connection with a tender offer or other effort to obtain control of a company. In order to protect against that possibility, the SEC's proxy access rule contained four critical safeguards, and a stockholder could not use the SEC's proxy access rule unless all four of these conditions were satisfied:

•
The nominating stockholder must certify that it is not holding any of the company's securities with the purpose, or with the effect, of changing control of the company or to gain more seats on the board than permitted by the proxy access rule;

•
The nominating stockholder must not be a member of any group engaged in soliciting or other nominating activities in connection with the election of directors, other than a group of stockholders that submitted a nomination under the proxy access rule;

•	The nominating stockholder must not seek, directly or indirectly, either on its own or another's behalf, the power to act as a proxy for stockholders in connection with the election; and

•	The nominating stockholder must not be a participant in another person's solicitation in connection with the election.
The Proponent's proposal omits all four of these critical safeguards. As a result, a person conducting a tender offer or a proxy contest to acquire the Company for less than fair value could use the Proponent's process to further its own interest.
Could be used for special interests. Since each 1% holder or group may make proxy access nominations for up to 25% of the board seats and all of those nominees would be required to appear in the proxy statement, this proposal could result in a situation where numerous nominees are named. For example (based on a board size of 12), if five 1% holders submitted three nominees each, the proxy statement would include the Company's 12 nominees plus 15 proxy access nominees. Because this proposal does not limit the number of stockholder nominees, and because this proposal would allow a nominating stockholder to include in the proxy statement 500 words per nominee, this proposal makes it much more likely that the Company's proxy statement will be misused as a forum for stockholders seeking to advance their special interests and that nominations will be made for candidates who are not truly viable or qualified simply to take advantage of the opportunity to include special interest information in the proxy statement.
Stockholders may not get sufficient information. The proposal contemplates fairly limited informational disclosure requirements about the stockholder (or group of stockholders) making the nomination and about the nominee. This shortcoming in the proposal may result in stockholders not being provided with all relevant information about the nominator and its interests and about each stockholder nominee and his or her interests and qualifications. The Board believes such information is important for stockholders to make informed voting decisions. This shortcoming also demonstrates the significant risk of unintended consequences resulting from the adoption of this proposal given the current lack of any well-developed consensus as to what would constitute appropriate processes and procedures in a proxy access provision.
Not needed based on our corporate governance practices. As summarized in more detail at the beginning of the “Corporate Governance” section of this proxy statement, we have a strong set of corporate governance practices: all of our directors are elected annually, our by-laws contain a majority vote standard for uncontested elections of directors, we allow stockholders to act by majority written consent and to call special meetings, we do not have supermajority voting provisions, we do not have stockholders rights plan, and we have a policy requiring stockholder approval of any stockholder rights plan.
We have repeatedly demonstrated that we are thoughtful in listening and responding to our stockholders. For example, as discussed elsewhere in this proxy statement:

•
In the fall of 2012, we conducted our annual corporate governance outreach program, during which we approached stockholders representing approximately 50% of our shares and engaged in a constructive dialogue with stockholders representing more than 30% of our shares to learn about their concerns and hear their perspectives on corporate governance, executive compensation, and sustainability matters;

•
We made significant changes to our executive compensation program in response to prior advisory votes on executive compensation, the feedback from our corporate governance outreach program and in accordance with our commitment to sound executive compensation governance practices; and

•
We have been proactive in adopting many important governance initiatives, such as majority voting, an enhanced political contributions policy, a compensation recoupment policy and Staples Soul, which reflects our commitment to a number of important policies relating to ethics, community, the environment and diversity.

Our Board has been highly responsive over the years, and we believe Staples has been on the leading edge in its efforts to reach out to stockholders to discuss their views. In light of our existing governance provisions, our track record of listening and being thoughtfully responsive to our stockholders and our proactive implementation of various governance policies, we do not believe it is in the best interests of stockholders to support a proxy access provision at this time.
Can lead to distraction and added expenses. This proxy access proposal seeks to create a procedure that could be disruptive and expensive for the Company. Contested elections require substantial attention from the Board and management attention may be taken away from running the Company. Multiple candidates and nominations from competing stockholders could further increase such disruption and expense. The U.S. Court of Appeals for the District of Columbia overturned the SEC's 3%/3-year proxy access rule because the court determined that the SEC had not adequately assessed the expense and distraction proxy contests would entail.
OUR BOARD RECOMMENDS THAT YOU VOTE AGAINST THIS PROPOSAL.

STOCKHOLDER PROPOSAL REQUIRING COMPANY TO HAVE AN INDEPENDENT BOARD CHAIRMAN
(Item 5 on the Proxy Card)
The following stockholder proposal was submitted by John R. Chevedden, 2215 Nelson Avenue, No. 205, Redondo Beach, California 90278, beneficial owner of at least 200 shares of our common stock (as of December 19, 2012).
Proposal 5 - Independent Board Chairman
RESOLVED: Shareholders request that our board of directors adopt a policy that, whenever possible, the chairman of our board of directors shall be an independent director. An independent director is a director who has not previously served as an executive officer of our Company. This policy should be implemented so as not to violate any contractual obligations in effect when this resolution is adopted. The policy should also specify how to select a new independent chairman if a current chairman ceases to be independent between annual shareholder meetings. To foster flexibility, this proposal gives the option of being phased in and implemented when our next CEO is chosen.

When our CEO is our board chairman, this arrangement can hinder our board's ability to monitor our CEO's performance. Many companies already have an independent Chairman. An independent Chairman is the prevailing practice in the United Kingdom and many international markets. This proposal topic won 50%-plus support at three major U.S. companies in 2012 including 55%-support at Sempra Energy.

This proposal should also be evaluated in the context of our Company's overall corporate governance as reported in 2012:

GMI/The Corporate Library, an independent investment research firm, had rated our company "D" continuously since 2009 with "High Governance Risk." Also "High Concern" for director qualifications and "Concern" in Executive Pay – $9 million for our CEO Ronald Sargent. Plus our high level of executive pay received only 46% support from our shares outstanding.

The only equity pay given to our highest paid executives consisted of stock options and restricted stock, both of which simply vest over time with no job performance requirements. Our CEO received a mega-grant of 860,000 options (after receiving 645,000 options the year before) valued at $3.4 million. Equity pay given as a long-term incentive should include job performance requirements and market-priced stock options could pay off due to a rising market alone, regardless of an executive's performance. Also, our highest paid executives participated in a long-term cash incentive plan, which did nothing to link executive job performance with long-term shareholder value. Moreover, the cash plan incorporated the same annual goals used to determine annual awards, which meant that executives were being paid twice for the same goal.

Six of our directors had 11 to 26 years long-tenure including our Lead Director, Arthur Blank. These long-tenured directors also controlled 67% of our executive pay committee (no surprise) and 67% of our nomination committee. Director independence erodes after 10-years. GMI said long-tenure could hinder director ability to provide effective oversight. A more independent perspective would be a priceless asset for our board of directors. Basil Anderson and Rowland Moriarty topped off their undesirable long-tenure with their work on the boards of a total of 4 large companies each – overextension concern. Long-tenured Paul Walsh was our leader in obtaining negative votes.

Please vote to protect shareholder value:

Independent Board Chairman - Proposal 5

BOARD'S STATEMENT IN OPPOSITION
The Board unanimously recommends that you vote AGAINST this proposal for the following reasons:

•	An arbitrary policy that mandates an Independent Chairman is not in the best interest of the Company.

•	Our independent Board and Lead Director provide proper and effective oversight of management.

•	A combined CEO/Chairman does not hinder our Board's ability to monitor CEO performance.

An arbitrary policy that mandates an Independent Chairman is not in the best interest of the Company. Stockholders are best served if the Board retains flexibility to decide what leadership structure works best for the Board and the Company based on the facts and circumstances existing from time to time. Under our by-laws and our Corporate Governance Guidelines (the “Guidelines”), every year the Board carefully considers, based on a number of factors, how it should structure its Board leadership. Currently, the Board believes our Chief Executive Officer (“CEO”) should serve as Chairman of the Board because he is the director most familiar with the Company's day-to-day operations. The combined role of Chairman and CEO allows for a single, clear focus for command to execute Staples' strategic initiatives and business plans. This proposal would remove this flexibility and narrow the governance arrangements that the Board may consider, which could be contrary to the best interests of our stockholders. The Board believes that it should be permitted to continue to use its business judgment to decide who is the best person to function as Chairman of the Board, considering, among other things, the composition of the Board and the unique issues facing the Company.
Our independent Board and Lead Director provide proper and effective oversight of management. 92% of our Board is independent based on NASDAQ listing standards and our Guidelines. Our directors are engaged, knowledgeable, prepared and assertive. The independent directors generally meet in connection with each regularly scheduled Board meeting and in separate executive sessions without the CEO present. These sessions are led by the Lead Director and include, among other matters, succession planning, the CEO's performance and business strategy. The role of the Lead Director is clearly delineated in our Guidelines which is available on the Staples website, www.staples.com. The duties and responsibilities are reviewed annually by the Nominating and Corporate Governance Committee which consists of independent Directors. Some of the duties and authority of the Lead Director include:

•	Call meetings of the independent directors.

•	Preside at executive sessions of the independent directors.

•	Assure that at least two meetings per year of only the independent directors are held.

•	Facilitate communications between the independent directors and the CEO.

•	Approve Board agenda and schedules.

•	Chair the annual reviews of the CEO.

•	Represent the independent directors in meetings with major stockholders.

Our current Lead Director, Arthur M. Blank, is an independent director. Mr. Blank possesses extensive public company experience and has served as the Chairman of the Board of Directors of The Home Depot, Inc.
One of the Company's longstanding governance practices is that all of the members (including the chairs) of the Audit Committee, Finance Committee, Nominating and Corporate Governance Committee, and Compensation Committee are independent directors, nominated to the committees by the Nominating and Corporate Governance Committee. Our directors have complete access to Staples' senior management and are encouraged to make regular contact. The Board and each of the Board's committees also have the authority to retain independent advisors and consultants.
A combined CEO/Chairman does not hinder our Board's ability to monitor CEO Performance. The Board's process for evaluating our CEO's performance involves the participation of all our independent Board members. The evaluation is done in executive sessions without the CEO being present. The evaluation is led by the Chair of the Nominating and Corporate Governance Committee and our independent Lead Director. The evaluation is used by the Compensation Committee in determining the compensation of the CEO. As discussed in further detail under the heading “Compensation Discussion and Analysis,” our long-term incentives in our executive compensation program consist of variable, at-risk components that are dependent upon the achievement of goals which are directly related to the financial performance of our business. The evaluation of the CEO's performance is not hindered because we do not have an Independent Chairman.
OUR BOARD RECOMMENDS THAT YOU VOTE AGAINST THIS PROPOSAL.

ATTN: INVESTOR RELATIONS
500 STAPLES DRIVE
FRAMINGHAM, MA 01702

ELECTRONIC DELIVERY OF FUTURE STOCKHOLDER COMMUNICATIONS

If you would like to reduce the costs incurred by Staples, Inc. in mailing proxy materials and help the environment by allowing us to print fewer paper copies, you can consent to receiving all future proxy statements, proxy cards and annual reports electronically via e-mail or the Internet. To sign up for electronic delivery or access, please follow the instructions below to vote using the Internet and, when prompted, indicate that you agree to receive or access stockholder communications electronically in future years.

VOTE BY INTERNET — www.proxyvote.com

Use the Internet to transmit your voting instructions and for electronic delivery of information until 11:59 P.M. Eastern Time the day before the meeting date. Have your proxy card in hand when you access the website and follow the instructions to obtain your records and to create an electronic voting instruction form.

VOTE BY PHONE — 1-800-690-6903

Use any touch-tone telephone to transmit your voting instructions until 11:59 P.M. Eastern Time the day before the meeting date. Have your proxy card in hand when you call and then follow the instructions.

VOTE BY MAIL

Mark, sign and date your proxy card and return it in the postage-paid envelope we have provided or return it to Staples, Inc., c/o Broadridge, 51 Mercedes Way, Edgewood, NY 11717.

Your Internet or telephone vote is valid under Delaware law and authorizes the named proxies to vote your shares in the same manner as if you marked, signed and returned your proxy card.

TO VOTE, MARK BLOCKS BELOW IN BLUE OR BLACK INK AS FOLLOWS:	KEEP THIS PORTION FOR YOUR RECORDS

DETACH AND RETURN THIS PORTION ONLY

THIS PROXY CARD IS VALID ONLY WHEN SIGNED AND DATED.

STAPLES, INC.

THE BOARD OF DIRECTORS RECOMMENDS A VOTE “FOR” ALL DIRECTOR NOMINEES LISTED BELOW IN ITEM 1 AND “FOR” ITEMS 2 and 3.

1	Election of thirteen directors to serve for a one-year term expiring at the 2014 Annual Meeting of Stockholders		For	Against	Abstain
	1a.	Basil L. Anderson	☐	☐	☐
	1b.	Arthur M. Blank	☐	☐	☐
	1c.	Drew G. Faust	☐	☐	☐
	1d.	Justin King	☐	☐	☐
	1e.	Carol Meyrowitz	☐	☐	☐
	1f.	Rowland T. Moriarty	☐	☐	☐
	1g.	Robert C. Nakasone	☐	☐	☐
	1h.	Ronald L. Sargent	☐	☐	☐
	1i.	Elizabeth A. Smith	☐	☐	☐
	1j.	Robert E. Sulentic	☐	☐	☐
	1k.	Raul Vazquez	☐	☐	☐
	1l.	Vijay Vishwanath	☐	☐	☐
	1m.	Paul F. Walsh	☐	☐	☐

		For	Against	Abstain

2	Approval, on an advisory basis, of named executive officer compensation.	☐	☐	☐

3	Ratification of the selection by the Audit Committee of Ernst & Young LLP as Staples’ independent registered public accounting firm for the current fiscal year.	☐	☐	☐

 THE BOARD OF DIRECTORS RECOMMENDS A VOTE “AGAINST” ITEMS 4 and 5.

4	Non-binding stockholder proposal to provide proxy access for stockholders holding 1% of the Company's Common Stock for one year.	☐	☐	☐
5	Non-binding stockholder proposal requiring Company to have an independent Board chairman.	☐	☐	☐

The shares represented by this proxy when properly executed will be voted in the manner directed herein by the undersigned Stockholder(s). If no direction is made, this proxy will be voted (A) “FOR” all director nominees listed above in item 1, (B) in accordance with the recommendations of the Board of Directors on the matters referred to on the reverse side and (C) in the discretion of the proxies upon such other matters as may properly come before the annual meeting.

For address changes and/or comments, please check this box and write them on the back where indicated.  ☐

Please indicate if you plan to attend this meeting.

☐	☐
Yes	No

(NOTE: Please sign exactly as your name(s) appear(s) hereon. All holders must sign. When signing as attorney, executor, administrator, or other fiduciary, please give full title as such. Joint owners should each sign personally. If a corporation, please sign in full corporate name, by authorized officer. If a partnership, please sign in partnership name by authorized person.)

Signature [PLEASE SIGN WITHIN BOX]	Date	Signature (Joint Owners)	Date
Important Notice Regarding Internet Availability of Proxy Materials for the Annual Meeting:
The Notice, Proxy Statement and Annual Report (including the Form 10-K) are available at www.proxyvote.com.

STAPLES, INC.

THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS

ANNUAL MEETING OF STOCKHOLDERS
JUNE 3, 2013

The stockholder(s), revoking all prior proxies, hereby appoint(s) Ronald L. Sargent, Christine Komola and Michael T. Williams and each of them individually, as proxies, each with the power to appoint his or her substitute, and hereby authorizes them to represent and to vote, as designated on the reverse side of this ballot, all of the shares of Common Stock of Staples, Inc. that the stockholder(s) is/are entitled to vote at the Annual Meeting of Stockholders to be held at 4:00 p.m., local time, on June 3, 2013, at the Marlowe Hotel, 25 Edwin H. Land Blvd, Cambridge, Massachusetts, and any adjournment or postponement thereof.

THIS PROXY, WHEN PROPERLY EXECUTED, WILL BE VOTED AS DIRECTED BY THE STOCKHOLDER(S). IF NO SUCH DIRECTIONS ARE MADE, THIS PROXY WILL BE VOTED (A) “FOR” THE ELECTION OF ALL DIRECTOR NOMINEES LISTED ON THE REVERSE SIDE FOR PROPOSAL 1, (B) IN ACCORDANCE WITH THE RECOMMENDATIONS OF THE BOARD OF DIRECTORS ON THE MATTERS REFERRED TO ON THE REVERSE SIDE AND (C) IN THE DISCRETION OF THE PROXIES UPON SUCH OTHER MATTERS AS MAY PROPERLY COME BEFORE THE 2013 ANNUAL MEETING.

PLEASE MARK, SIGN, DATE AND RETURN THIS PROXY CARD PROMPTLY USING THE ENCLOSED REPLY ENVELOPE

Address Changes/Comments:

(If you noted any Address Changes/Comments above, please mark corresponding box on the reverse side.)

CONTINUED AND TO BE SIGNED ON REVERSE SIDE